Exhibit 99.1
PART I
ITEM 1. BUSINESS
GENERAL
     We manufacture, recycle, market and distribute steel and metal products and related materials and services through a network of locations located throughout the United States and internationally. Prior to September 1, 2007, we considered our business to be organized into five segments: domestic mills, CMCZ (our Polish mill CMC Zawiercie S.A. and related operations), domestic fabrication, recycling and marketing and distribution. However, during the first quarter of our fiscal year 2008, we implemented a new organizational structure. As a result, our business is now organized into the following five segments: Americas Mills, Americas Fabrication and Distribution, Americas Recycling, International Mills and International Fabrication and Distribution.
     We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our executive offices at 6565 N. MacArthur Boulevard in Irving, Texas, telephone number (214) 689-4300. Our fiscal year ends August 31 and all references in this Form 10-K to years refer to the fiscal year ended August 31 of that year unless otherwise noted. Financial information for the last three fiscal years concerning our five business segments and the geographic areas of our operations is incorporated herein by reference from “Note 14 Business Segments” of the notes to consolidated financial statements which are in Part II, Item 8 of this Form 10-K.
     Our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports will be made available free of charge through the Investor Relations section of our Internet website, http://www.cmc.com, as soon as practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission. Except as otherwise stated in these reports, the information contained on our website or available by hyperlink from our website is not incorporated into this Annual Report on Form 10-K or other documents we file with, or furnish to, the Securities and Exchange Commission.
AMERICAS MILLS
     We conduct our Americas mills operations through a network of:
—	4 steel mills, commonly referred to as “minimills”, that produce reinforcing bar, angles, flats, rounds, small beams, fence-post sections and other shapes; and

—	a copper tube minimill.
     Minimills. We operate four steel minimills which are located in Texas, Alabama, South Carolina and Arkansas. We utilize a fleet of trucks that we own and private haulers to transport finished products from the minimills to our customers and our fabricating shops. To minimize the cost of our products, we try to operate all four minimills at full capacity. Market conditions such as increases in quantities of competing imported steel, production rates at domestic competitors, customer inventory levels or a decrease in construction activity may reduce demand for our products and limit our ability to operate the minimills at full capacity. Through our operations and capital improvements, we strive to increase productivity and capacity at the minimills and enhance our product mix. Since the steel minimill business is capital intensive, we make substantial capital expenditures on a regular basis to remain competitive with other low cost producers. Over the past three fiscal years we have spent approximately $170.3 million or 38% of our total capital expenditures on projects at our domestic steel minimills.
     The following table compares the amount of steel (in tons) melted, rolled and shipped by our four steel minimills in the past three fiscal years:

	2007	2006	2005
Tons melted	2,121,000	2,324,000	2,173,000
Tons rolled	1,957,000	2,198,000	2,024,000
Tons shipped	2,250,000	2,492,000	2,266,000
     We acquired our largest steel minimill in 1963. It is located in Seguin, Texas, near San Antonio. In 1983, we acquired our minimill in Birmingham, Alabama. As part of the acquisition of Owen Steel Company, Inc. and its affiliates in 1995, we acquired our minimill in Cayce, South Carolina. We have operated our smallest mill since

1987, and it is located near Magnolia, Arkansas.
     The Texas, Alabama and South Carolina minimills each consist of:
—	melt shop with electric arc furnace that melts ferrous scrap metal;

—	continuous casting equipment that shape the molten metal into billets;

—	reheating furnace that prepares billets for rolling;

—	rolling mill that forms products from heated billets;

—	mechanical cooling bed that receives hot product from the rolling mill;

—	finishing facilities that cut, straighten, bundle and prepare products for shipping; and

—	supporting facilities such as maintenance, warehouse and office areas.
     Descriptions of minimill capacity, particularly rolling capacity, are highly dependent on the specific product mix manufactured. Each of our minimills can and do roll many different types and sizes of products in their range depending on pricing and demand. Therefore our capacity estimates assume a typical product mix and will vary with the products actually produced. Our Texas minimill has annual capacity of approximately 900,000 tons melted and rolled. Our Alabama minimill’s annual capacity is approximately 650,000 tons melted and 575,000 tons rolled. We have annual capacity at our South Carolina minimill of approximately 700,000 tons melted and 800,000 tons rolled.
     Our Texas minimill manufactures a full line of bar size products including reinforcing bar, angles, rounds, channels, flats, and special sections used primarily in building highways, reinforcing concrete structures and manufacturing. Our Texas minimill sells primarily to the construction, service center, energy, petrochemical, and original equipment manufacturing industries. The Texas minimill primarily ships its products to customers located in Texas, Louisiana, Arkansas, Oklahoma and New Mexico. It also ships products to approximately 22 other states and to Mexico. Our Texas minimill melted 859,000 tons during 2007 compared to 905,000 tons during 2006, and rolled 730,000 tons, a decrease of 76,000 tons from 2006.
     The Alabama minimill recorded 2007 melt shop production of 614,000 tons, a decrease of 79,000 tons from 2006. The Alabama minimill rolled 425,000 tons, a decrease of 97,000 tons from 2006. Our Alabama minimill primarily manufactures products that are larger in size as compared to products manufactured by our other three minimills. Such larger size products include mid-size structural steel products including angles, channels, wide flange beams of up to eight inches and special bar quality rounds and flats. Our Alabama minimill sells primarily to service centers, as well as to the construction, manufacturing, and fabricating industries. The Alabama minimill primarily ships its products to customers located in Alabama, Georgia, Tennessee, North and South Carolina, and Mississippi.
     Our South Carolina minimill manufactures a full line of bar size products which primarily include steel reinforcing bar. The minimill also manufactures angles, rounds, squares, fence post sections and flats. The South Carolina minimill ships its products to customers located in the Southeast and mid-Atlantic areas which include the states from Florida through southern New England. During 2007, the South Carolina minimill melted 649,000 tons and rolled 669,000 tons compared to 725,000 tons melted and 724,000 tons rolled during 2006.
     The primary raw material for our Texas, Alabama and South Carolina minimills is ferrous scrap metal. We purchase the raw material from suppliers generally within a 300 mile radius of each minimill. The Americas Recycling segment supplies a portion of our raw material to these minimills. We believe the supply of ferrous scrap metal is adequate to meet our future needs, but it has historically been subject to significant price fluctuations. Ferrous scrap price fluctuations have occurred more rapidly during the last four years. All three minimills also consume large amounts of electricity and natural gas. Although we have not had any significant curtailments and believe that supplies are adequate, the price we pay for both electricity and natural gas has increased substantially during recent years. Regional and national energy supply, demand and the extent of applicable regulatory oversight of rates charged by providers affect the prices we pay for electricity and natural gas.

     The smaller Arkansas minimill does not have a melt shop or continuous casting equipment. The Arkansas minimill manufacturing process begins with a reheating furnace utilizing used rail primarily salvaged from railroad abandonments and excess billets acquired from either our other mills or unrelated suppliers as its raw material. The remainder of the manufacturing process utilizes rolling mill, cooling bed and finishing equipment and support facilities similar to, but on a smaller scale, than those at our other minimills. The Arkansas minimill primarily manufactures metal fence post stock, small diameter reinforcing bar, sign posts and bed frame angles with some flats, angles and squares. At our Arkansas minimill and at our facilities in San Marcos, Texas, Brigham City, Utah, and West Columbia, South Carolina, we fabricate fence post stock into studded “T” metal fence posts. The product is finished at facilities similar to, but smaller than, the other minimills. Since our Arkansas minimill does not have melting facilities, the minimill depends on an adequate supply of competitively priced used rail or billets. The availability of these raw materials fluctuates with the pace of railroad abandonments, rail replacement by railroads, demand for used rail from domestic and foreign rail rerolling mills and the level of excess billet production offered for sale at steel producers. We have annual capacity at our Arkansas minimill of approximately 150,000 tons rolled.
     CMC Howell. Our subsidiary, CMC Howell Metal, operates a copper tube minimill in New Market, Virginia. The minimill manufactures copper tube, primarily water tubing, for the plumbing, air conditioning and refrigeration industries. Both high quality copper scrap and occasionally virgin copper ingot are melted, cast, extruded and drawn into tubing. The minimill supplies tubing in straight lengths and coils for use in commercial, industrial and residential construction and by original equipment manufacturers. Our customers, largely equipment manufacturers, wholesale plumbing supply firms and large home improvement retailers, are located primarily east of the Mississippi River and supplied directly from the minimill or three warehouses located along the east coast. The demand for copper tube depends on the level of new apartment, hotel/motel and residential construction and renovation. Copper scrap is readily available, but subject to rapid price fluctuations. The price or supply of virgin copper causes the price of copper scrap to fluctuate rapidly. The Americas Recycling segment supplies a small portion of the copper scrap. CMC Howell’s facilities include melting, casting, piercing, extruding, drawing, finishing and office facilities. During 2007, the facility produced approximately 50 million pounds of copper tube. CMC Howell has annual manufacturing capacity of approximately 80 million pounds.
     No single customer purchases 10% or more of this segment’s production. Due to the nature of certain stock products we sell in this segment, we do not have a long lead time between receipt of a purchase order and delivery. We generally fill orders for stock products from inventory or with products near completion. As a result, we do not believe that backlog levels are a significant factor in the evaluation of our operations. Backlog for our four domestic steel mills at August 31, 2007 was approximately $295.9 million as compared to $329.1 million at August 31, 2006.
     In December, 2006 we announced plans to build a new minimill, designated a “micro mill” due to its relatively small estimated capacity of approximately 280,000 tons per year. The estimated cost of the facility is approximately $155 million and will be located at a site we acquired subsequent to year end in Mesa, Arizona. The micro mill will utilize a “continuous continuous” design where metal flows uninterrupted from melting to casting to rolling. It will be more compact than existing, larger capacity steel minimills taking advantage of both lower initial capital construction costs and ongoing operating efficiencies by focusing on cost-effective production of a limited product range, primarily rebar. The new facility is anticipated to be operational in early calendar year 2009.

AMERICAS FABRICATION AND DISTRIBUTION
     We conduct our Americas fabrication operations through a network of:
—	steel plants that bend, cut, weld and fabricate steel, primarily reinforcing bar and angles;

—	warehouses that sell or rent products for the installation of concrete;

—	plants that produce special sections for floors and ceiling support;

—	plants that produce steel fence posts; and

—	plants that treat steel with heat to strengthen and provide flexibility.
     Our Americas fabrication group operates facilities that we consider to be engaged in the various related aspects of steel fabrication. Most of the facilities engage in general fabrication of reinforcing and structural steel with seven locations specializing in fabricating joists and special beams for floor and ceiling support and 4 facilities fabricating only steel fence post. We obtain steel for these facilities from our own domestic minimills, purchases through our domestic distribution business and unrelated vendors. In 2007, we shipped 1,595,000 tons of fabricated steel, a decrease of 50,000 tons from 2006.
     We conduct steel fabrication activities in facilities located in Texas at Beaumont, Buda, Corpus Christi, Dallas, Fort Worth, Harlingen, Houston (3), Melissa, San Marcos, San Antonio, Seguin, Victoria, Waco and Waxahachie; Louisiana at Baton Rouge, Keithville and Slidell; Arkansas at Little Rock, Magnolia and Hope; Utah in Brigham City; Florida at Fort Myers, Jacksonville, Kissimmee; South Carolina at Cayce, North Charleston, Columbia, Taylors and West Columbia; in Georgia at Atlanta and Lawrenceville; North Carolina at Gastonia; Virginia at Farmville (2), Fredericksburg and Norfolk; California at Bloomington, Emeryville, Etiwanda, Fresno, San Marcus and Stockton; Arizona at Chandler; Oklahoma at Oklahoma City and Tulsa; Ohio at Cleveland; New Mexico at Albuquerque; and Mississippi at Lumberton. Fabricated steel products are used primarily in the construction of commercial and non-commercial buildings, hospitals, convention centers, industrial plants, power plants, highways, bridges, arenas, stadiums, and dams. Generally, we sell fabricated steel in response to a bid solicitation from a construction contractor or the project owner. Typically, the contractor or owner of the project awards the job based on the competitive prices of the bids and does not individually negotiate with the bidders.
     Our joist manufacturing operations headquartered in Hope, Arkansas, manufacture steel joists for roof supports. The joist manufacturing operations fabricate joists from steel obtained primarily from our steel group’s minimills at facilities in Hope, Arkansas; Starke, Florida; Cayce, South Carolina; Fallon, Nevada; Iowa Falls, Iowa; and Juarez, Mexico. In April of this year we expanded our joist manufacturing capacity and entered the companion business of deck manufacturing with the acquisition of substantially all the operating assets of Nicholas J. Bouras, Inc., and affiliated entities United Steel Deck, Inc., The New Columbia Joist Company, and ABA Trucking Corporation. The purchase price was approximately $146 million, including inventory. United Steel Deck manufactures steel deck at facilities in South Plainfield, NJ; Peru, IL; and Rock Hill, SC. New Columbia Joist manufactures steel joists in New Columbia, PA. ABA Trucking Corporation provides delivery services for United Steel Deck and New Columbia Joist. The acquired assets were combined with our existing joist operations which now operate under the trade name CMC Joist & Deck. Our typical joist and deck customer is a construction contractor or large chain store owner. Joists are generally made to order and sales may include custom design, fabrication and painting. Deck is often sold in combination with joists. We obtain our sales primarily on a competitive bid basis. We also manufacture and sell castellated and cellular steel beams. These beams, recognizable by their hexagonal or circular pattern of voids, permit greater design flexibility in steel construction, especially floor structures. We fabricate these beams at a facility adjacent to our Hope, Arkansas, joist plant.
     Construction Related Products. We sell and rent construction related products and equipment to concrete installers and other construction businesses. We have 38 locations in Texas, Louisiana, Mississippi, South Carolina, Florida, Colorado, Arkansas, Arizona, New Mexico, Oklahoma and California where we store and sell these products which, with the exception of a small portion of steel products, are purchased for resale from unrelated suppliers. The facilities in Arkansas, Arizona, Oklahoma and California were acquired during the fiscal year in a series of asset acquisitions.

     Heat Treating Operation. Our heat treating operation is Allegheny Heat Treating with locations in Chicora, Pennsylvania, Struthers, Ohio and Pell City Alabama. Allegheny Heat Treating works closely with our Alabama minimill and other steel mills that sell specialized heat-treated steel for customer specific use. Such steel is primarily used in original or special equipment manufacturing. We have annual operating capacity in our heat treating operation of approximately 30,000 tons. We also operate a warehousing and distribution operation known as CMC Impact Metals which distributes not only the specialized products provided by Allegheny Heat Treating, but also similar products obtained from other similar specialty processors located around the world.
     Backlog in our Americas Fabrication and Distribution segment was approximately $782.8 million at August 31, 2007 as compared to $673.5 million at August 31, 2006. No single customer purchases 10% or more of our domestic fabrication segment’s production.
     Our Americas distribution group consists of our CMC Dallas Trading division which markets and distributes steel semi-finished long and flat products, primarily aluminum and aluminum semi-finished flat rolled and extruded products, nonferrous scrap, steel scrap and steel re-rolling stock into the Americas from a diverse base of international and domestic sources. During the past year, the CMC Dallas Trading division sold approximately 1.1 million tons of steel products.
     We sell our products to customers, primarily manufacturers, in the steel, nonferrous metals, metal fabrication, chemical, refractory and transportation businesses. We sell directly to our customers through and with the assistance of our offices in Irving, Texas and Mexico City, Mexico. We have agents or joint venture partners in additional offices located in significant international markets. Our network of offices shares information regarding demand for our materials, assists with negotiation and performance of contracts and other services for our customers, and identifies and maintains relationships with our sources of supply.
AMERICAS RECYCLING
     Our recycling facilities process scrap metals for use as a raw material by manufacturers of new metal products. This segment operates approximately forty-seven scrap metal processing facilities. The segment operates from 22 locations in Texas, 8 in Florida, 6 in South Carolina, 2 in Missouri and Oklahoma and one each in Alabama, Arkansas, Georgia, Kansas, Louisiana, North Carolina and Tennessee. Eleven of these scrap metal processing facilities directly support our domestic minimills.
     We purchase ferrous and nonferrous scrap metals, processed and unprocessed, from a variety of sources in a variety of forms for our metals recycling plants. Sources of metal for recycling include manufacturing and industrial plants, metal fabrication plants, electric utilities, machine shops, factories, railroads, refineries, shipyards, ordinance depots, demolition businesses, automobile salvage and wrecking firms. Collectively, small scrap metal collection firms are a major supplier.
     In 2007, our scrap metal recycling plants processed and shipped approximately 3,220,000 tons of scrap metal compared to 3,028,000 tons in 2006. Ferrous scrap metals comprised the largest tonnage of metals recycled at approximately 2,842,000 tons, an increase of approximately 171,000 tons as compared to 2006. We shipped approximately 350,000 tons of nonferrous scrap metals, primarily aluminum, copper and stainless steel, an increase of approximately 19,000 tons as compared to 2006. With the exception of precious metals, our scrap metal recycling plants recycle and process practically all types of metal. Additionally, one shredder operated by our domestic mills processed and shipped approximately 467,000 tons of primarily ferrous scrap metal during fiscal 2007.
     Our scrap metal recycling plants consist of an office and warehouse building equipped with specialized equipment for processing both ferrous and nonferrous metal. A typical recycling plant also includes several acres of land that we use for receiving, sorting, processing and storing metals. Several of our scrap metal recycling plants use a small portion of their site or a nearby location to display and sell metal products that may be reused for their original purpose without further processing. We equip our larger plants with scales, shears, baling presses, briquetting machines, conveyors and magnetic separators which enable these plants to efficiently process large volumes of scrap metals. Two plants have extensive equipment that segregates metallic content from large quantities of insulated wire. To facilitate processing, shipping and receiving, we equip our ferrous metal processing centers with either presses, shredders or hydraulic shears to prepare and compress scrap metal for easier handling. Cranes are utilized to handle scrap metals for processing and to load material for shipment. Many facilities have rail access as ferrous scrap is primarily shipped by open gondola railcar or barge when water access is available.
     We operate six large shredding machines, four in Texas and one in Florida and South Carolina, capable of pulverizing obsolete automobiles or other sources of scrap metal. We have three additional shredders, two operated by our International Mills segment and one by our Americas Mills segment.
     We sell scrap metals to steel mills and foundries, aluminum sheet and ingot manufacturers, brass and bronze ingot makers, copper refineries and mills, secondary lead smelters, specialty steel mills, high temperature alloy manufacturers and other consumers. Ferrous scrap metal is the primary raw material for electric arc furnaces such as those operated by our steel minimills. Some minimills periodically supplement purchases of ferrous scrap metal with direct reduced iron and pig iron for certain product lines. Our Dallas office coordinates the sales of scrap metals from our scrap metal processing plants to our customers. We negotiate export sales through our network of foreign offices as well as our Dallas office.
     We do not purchase a material amount of scrap metal from one source. One customer represented 10% of this segment’s revenues. Our recycling business competes with other scrap metals processors and primary nonferrous metals producers for sales of nonferrous materials. Consumers of nonferrous scrap metals frequently can utilize primary or “virgin” ingot processed by mining companies instead of nonferrous scrap metals. The prices of nonferrous scrap metals are closely related to, but generally less than, the prices of primary or “virgin” ingot.
     Railroad Salvage and Dismantling. We also operate a business that purchases and removes rail and other materials from abandoned railroads. Most of the salvaged rail is utilized by our Arkansas minimill.
INTERNATIONAL MILLS
     In December 2003, our Swiss subsidiary acquired 71.1% of the outstanding shares of Huta Zawiercie, S.A. (CMCZ), of Zawiercie, Poland for 200 million Polish Zlotys (PLN), $51.9 million on the acquisition date. In connection with the acquisition, we also assumed debt of 176 million PLN ($45.7 million). Since the initial share acquisition we have acquired an additional approximate 28.7% of the shares outstanding, including 26.4% we purchased from the Polish State Treasury in March 2007 for approximately $60.0 million. CMCZ is a steel minimill with equipment similar to our domestic steel minimills, but also includes a second rolling mill which produces wire rod. CMCZ owns a majority interest in several smaller metals related operations, including two scrap metals processing facilities that directly support CMCZ. CMCZ has annual melting capacity of approximately 1,500,000 tons with annual rolling capacity of approximately 1,100,000 tons. During 2007, the facility melted 1,458,000 tons, rolled 1,130,000 tons and shipped 1,366,000 tons of steel. Principal products manufactured include rebar and wire rod as well as smaller quantities of merchant bar. With this acquisition, we have become a significant manufacturer of rebar and wire rod in Central Europe. We presented our international mills, consisting of CMCZ and its scrap operations for fiscal 2007 and prior as a separate segment because the economic characteristics of their markets and the regulatory environment in which they operate are not similar to that of our domestic minimills.
     CMCZ sells rebar primarily to fabricators, distributors and construction companies. Principal customers for wire rod are meshmakers, endusers and distributors. CMCZ’s products are generally sold to customers located within a market area of 400 miles of the mill. The majority of sales are to customers within Poland with the Czech Republic, Slovakia, Hungary and Germany being the major export markets. Ferrous scrap metal is the principal raw material for CMCZ and is generally obtained from scrap metal processors and generators within 400 miles of the mill. Ferrous scrap metal, electricity, natural gas and other necessary raw materials for the steel manufacturing process are generally readily available although subject to periodic significant price fluctuations. During 2007, we spent $30.3 million or 15% of our total capital expenditures on projects at CMCZ. We operate a large capacity scrap metal shredder facility similar to the largest automobile shredder we operate in the United States at CMCZ.
     During the year, we announced two significant expansions at CMCZ. In December, we announced plans for the expansion of CMCZ with the installation of a new wire rod block anticipated to cost approximately $40 million and increase capacity approximately 100,000 tons with enhanced product range capability. The new wire rod block is anticipated to commence production in late fiscal year 2008. In July, we announced we will install a new rolling mill at an estimated cost of $190 million. The new mill, designed to allow efficient and flexible production of an increased medium section product range, will complement the facility’s existing rolling mill dedicated primarily to rebar production. The new mill will have a rolling capacity of approximately 650,000 metric tons of rebar, merchant bar and wire rod. The new mill, expected to be commissioned during the summer of 2009, is in addition to CMCZ’s second existing rolling mill dedicated to wire rod production and the previously announced wire rod block currently under installation.
     In July 2007, we entered into a definitive purchase agreement with the Croatian government to acquire all outstanding shares of Valjaonica Cijevi Sisak (VCS). VCS is an electric arc furnace steel pipe mill located in Sisak, Croatia. This mill has a pipe manufacturing capacity of about 336,000 short tons annually. The transaction was completed subsequent to fiscal year end and we subsequently changed the name from VCS to CMC Sisak d.o.o. We will pay approximately $7 million for the shares, assume debt of about $41 million and have agreed to invest not less than $38 million in capital expenditures and increase working capital by approximately $39 million. We also have committed to retaining the employees of CMC Sisak for a period of three years.
INTERNATIONAL FABRICATION AND DISTRIBUTION
     Our international distribution operations buy and sell primary and secondary metals, fabricated metals and other industrial products. During the past year, the international distribution facilities sold approximately 1.9 million tons of steel products. We market and distribute these products through a network of offices, processing facilities and joint venture offices located around the world. We purchase steel, nonferrous metals including copper and aluminum coil, sheet and tubing, chemicals, industrial minerals, ores, metal concentrates and ferroalloys from producers in domestic and foreign markets. Occasionally, we purchase these materials from suppliers, such as trading companies or industrial consumers, who have a surplus of these materials. We utilize long-term contracts, spot market purchases and trading or barter transactions to purchase materials. To obtain favorable long term supply agreements, we occasionally offer assistance to producers by arranging structured finance transactions to suit their objectives.
     We sell our products to customers, primarily manufacturers, in the steel, nonferrous metals, metal fabrication, chemical, refractory and transportation businesses. We sell directly to our customers through and with the assistance of our offices in Fort Lee, New Jersey; Arcadia, California; Sydney, Perth, Melbourne, Brisbane and Adelaide, Australia; Singapore; Zug, Switzerland; Sandbach, United Kingdom; Dublin, Ireland; Kohl, Germany; Temse, Belgium and Hong Kong, Beijing, Guangzhou and Shanghai China. We have a representative office in Moscow. We have agents or joint venture partners in additional offices located in significant international markets. Our network of offices shares information regarding demand for our materials, assists with negotiation and performance of contracts and other services for our customers, and identifies and maintains relationships with our sources of supply.
     In most transactions, we act as principal by taking title and ownership of the products. We are also designated as a marketing representative, sometimes exclusively, by product suppliers. We utilize agents when appropriate, and on occasion we act as a broker for these products. We buy and sell these products in almost all major markets throughout the world where trade by American-owned companies is permitted.
     We market physical products as compared to companies that trade commodity futures contracts and frequently do not take delivery of the commodity. As a result of sophisticated global communications, our customers and suppliers often have easy access to quoted market prices, although such price quotes are not always indicative of actual transaction prices. Therefore, to distinguish ourselves we focus on creative service functions for both sellers and buyers. Our services include actual physical market pricing and trend information, as compared to more speculative metal exchange futures market information, technical information and assistance, financing, transportation and shipping (including chartering of vessels), storage, warehousing, just-in-time delivery, insurance, hedging and the ability to consolidate smaller purchases and sales into larger, more cost efficient transactions. We attempt to limit exposure to price fluctuations by offsetting purchases with concurrent sales. We also enter into currency exchange contracts as economic hedges of sales and purchase commitments denominated in currencies other than the United States dollar or, if the transaction involves our Australian, United Kingdom or German subsidiaries, their local currency. We do not, as a matter of policy, speculate on changes in the markets.
     We have previously made investments to acquire approximately 11% of the outstanding stock of a Czech Republic steel mill and 24% of a Belgium business that processes and pickles hot rolled steel coil. These investments allow us to expand our marketing and distribution activities.
     Our Australian operations have eleven warehousing facilities for just-in-time delivery of steel and industrial products. Our CMC Coil Steels Group is the third largest distributor of steel sheet and coil products in Australia and has processing facilities in Brisbane, Sydney and Melbourne and warehouses in Adelaide, Perth, Darwin and Toowoomba.
     Our international fabrication facility has expanded downstream captive uses for a portion of the rebar manufactured at our international mills with construction of a reinforcing bar fabrication facility at CMCZ and the acquisition in December 2006 of a rebar fabrication facility in Rosslau, Germany. The rebar fabrication facilities are similar to those operated by our domestic fabrication facilities and sell fabricated rebar to contractors for incorporation into construction projects generally within 150 miles of each facility.
SEASONALITY
     Many of our mills and fabrication facilities’ customers are in the construction business. Due to the increase in construction during the spring and summer months, our sales are generally higher in the third and fourth quarters than in the first and second quarters of our fiscal year.
COMPETITION
     Our Americas mills compete with regional, national and foreign manufacturers of steel and copper. We do not produce a significant percentage of the total domestic output of most of our products. However, we are considered a substantial supplier in the markets near our facilities. We compete primarily on the price and quality of our products and our service. See “Risk Factors - Risks Related to Our Industry”.
     We believe that CMCZ is the second largest supplier of wire rod and the second largest supplier of reinforcing bar in the Polish market. It competes with several large manufacturers of rebar and wire rod in central and eastern Europe, primarily on the basis of price and product availability.
     Our Americas fabrication business competes with regional and national suppliers. We believe that we are among the largest fabricators of reinforcing bar in the United States, and our joist facilities are the second largest manufacturer of joists in the United States, although significantly smaller than the largest joist supplier. We believe that we are the largest manufacturer of steel fence posts in the United States.
     We believe our Americas Recycling segment is one of the largest entities engaged in the recycling of nonferrous scrap metals in the United States. We are also a major regional processor of ferrous scrap metal. The scrap metal recycling business is subject to cyclical fluctuations based upon the availability and price of unprocessed scrap metal and the demand for steel and nonferrous metals. Buying prices and service to scrap suppliers and generators are the principal competitive factors for the recycling segment. The price offered for scrap metal is the principal competitive factor in acquiring material from smaller scrap metals collection firms, while industrial generators of scrap metal may also consider the importance of other factors such as supplying appropriate collection containers, timely removal, reliable documentation including accurate and detailed purchase records with customized reports, the ability to service multiple locations, insurance coverage, and the buyer’s financial strength.
     Our distribution business is highly competitive. Our products in the distribution business are standard commodity items. We compete primarily on the price, quality and reliability of our products, our financing alternatives and our additional services. In this business, we compete with other domestic and foreign trading companies, some of which are larger and may have access to greater financial resources. In addition, some of our competitors may be able to pursue business without being restricted by the laws of the United States. We also compete with industrial consumers who purchase directly from suppliers, and importers and manufacturers of semi-finished ferrous and nonferrous products. Our CMC Coil Steels Group, a distributor of steel sheet and coil in Australia, is believed to be the third largest distributor of those products in Australia.
ENVIRONMENTAL MATTERS
     A significant factor in our business is our compliance with environmental laws and regulations. See “Risk Factors- Risks Related to Our Industry” below. Compliance with and changes in various environmental requirements and environmental risks applicable to our industry may adversely affect our results of operations and financial condition.

     Occasionally, we may be required to clean up or take certain remediation action with regard to sites we formerly used in our operations. We may also be required to pay for a portion of the costs of clean up or remediation at sites we never owned or on which we never operated if we are found to have treated or disposed of hazardous substances on the sites. The United States Environmental Protection Agency, or EPA, has named us a potentially responsible party or PRP, at several federal Superfund sites. The EPA alleges that we and other PRP scrap metal suppliers are responsible for the cleanup of those sites solely because we sold scrap metal to unrelated manufacturers for recycling as a raw material in the manufacturing of new products. We contend that an arms length sale of valuable scrap metal for use as a raw material in a manufacturing process that we have no control of should not constitute “an arrangement for disposal or treatment of hazardous substances” as defined under Federal law. In 2000 the Superfund Recycling Equity Act was signed into law which, subject to the satisfaction of certain conditions, provides legitimate sellers of scrap metal for recycling with some relief from Superfund liability under Federal law. Despite Congress’ clarification of the intent of the Federal law, some state laws and environmental agencies still seek to impose such liability. We believe efforts to impose such liability are contrary to public policy objectives and legislation encouraging recycling and promoting the use of recycled materials and we continue to support clarification of state laws and regulations consistent with Congress’ action.
     New Federal, state and local laws, regulations and the varying interpretations of such laws by regulatory agencies and the judiciary impact how much money we spend on environmental compliance. In addition, uncertainty regarding adequate control levels, testing and sampling procedures, new pollution control technology and cost benefit analysis based on market conditions impact our future expenditures in order to comply with environmental requirements. We cannot predict the total amount of capital expenditures or increases in operating costs or other expenses that may be required as a result of environmental compliance. We also do not know if we can pass such costs on to our customers through product price increases. During 2007, we incurred environmental costs including disposal, permits, license fees, tests, studies, remediation, consultant fees and environmental personnel expense of approximately $19.7 million. In addition, we estimate that we spent approximately $9.6 million during 2007 on capital expenditures for environmental projects. We believe that our facilities are in material compliance with currently applicable environmental laws and regulations. We anticipate capital expenditures for new environmental control facilities during 2008 of approximately $16.6 million.
EMPLOYEES
     As of September 2007, we had approximately 12,730 employees. The Americas Mills segment employed approximately 2,268 people, the Americas Recycling segment employed approximately 1,742 people, the Americas Fabrication and Distribution segment employed approximately 5,753 people, the International Mills segment employed approximately 2,029 people and the International Fabrication and Distribution segment employed approximately 745 people. We have 124 employees in general corporate management and administration and 69 employees who provide services to our divisions and subsidiaries. Production employees at one metals recycling plant and two fabrication facilities are represented by unions for collective bargaining purposes. Approximately one half of International Mills’ employees are represented by unions. We believe that our labor relations are generally good to excellent and our work force is highly motivated.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
     This annual report on Form 10-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, with respect to our financial condition, results of operations, cash flows and business, and our expectations or beliefs concerning future events, including net earnings, product pricing and demand, currency valuation, production rates, energy expense, interest rates, inventory levels, acquisitions, construction and operation of new facilities and general market conditions. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from our current opinion. Developments that could impact our expectations include the following:
•	construction activity;

•	decisions by governments affecting the level of steel imports, including tariffs and duties;

•	litigation claims and settlements;

•	difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes;

•	unsuccessful implementation of new technology;

•	metals pricing over which we exert little influence;

•	increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing;

•	court decisions;

•	industry consolidation or changes in production capacity or utilization;

•	global factors including credit availability;

•	currency fluctuations;

•	interest rate changes;

•	scrap metal, energy, insurance and supply prices; and

•	the pace of overall economic activity.
     See the section entitled “Risk Factors” in this annual report for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this annual report are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, we cannot assure you that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, we caution prospective investors not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     This Management’s Discussion and Analysis of Financial Condition and Results of Operation should be read in conjunction with our consolidated financial statements and the accompanying notes contained in this annual report.

     We manufacture, recycle, market and distribute steel and metal products through a network of over 200 locations in the United States and internationally.
     Prior to September 1, 2007, we considered our business to be organized into five segments: domestic mills, CMCZ (our Polish mill CMC Zawiercie S.A. and related operations), domestic fabrication, recycling and marketing and distribution. However, during the first quarter of 2008, we implemented a new organizational structure. As a result, our business in now organized into the following segments: Americas Mills, Americas Fabrication and Distribution, Americas Recycling, International Mills and International Fabrication and Distribution. Americas Mills includes the Company’s steel minimills and the copper tube minimill in the U.S. The copper tube minimill is aggregated with the Company’s steel minimills because it has similar economic characteristics. International Mills includes our Polish mill and has been presented as a separate segment because the economic characteristics of the market and the regulatory environment in which it operates is different from domestic minimills. Americas Fabrication and Distribution consists of the Company’s rebar and joist fabrication operations, fence post manufacturing plants, construction-related and other products facilities. Additionally, our domestic distribution consists of our CMC Dallas Trading division which markets and distributes steel semi-finished long and flat products, primarily aluminum and aluminum semi-finished flat rolled and extruded products, nonferrous scrap, steel scrap and steel re-rolling stock into the Americas from a diverse base of international and domestic sources. Americas Recycling consists of scrap processing and sales operations primarily located in Texas, Florida and the southern United States including the scrap processing facilities which directly support the Company’s domestic steel mills. International Fabrication and Distribution includes the operations for the sales, distribution and processing of both ferrous and nonferrous metals and other industrial products in addition to rebar fabrication operations in Europe. The domestic and international distribution business activities consist only of physical transactions and not speculation.
Americas Mills Operations
     We conduct our domestic mills operations through a network of:
•	steel mills, commonly referred to as “minimills,” that produce reinforcing bar, angles, flats, rounds, fence post sections and other shapes; and

•	a copper tube minimill.
Americas Fabrication and Distribution Operations
     We conduct our domestic fabrication operations through a network of:
•	steel fabrication and processing plants that bend, weld, cut, fabricate, distribute and place steel, primarily reinforcing bar and angles;

•	warehouses that sell or rent products for the installation of concrete;

•	plants that produce special sections for floors and support for ceilings and floors;

•	plants that produce steel fence posts; and

•	plants that treat steel with heat to strengthen and provide flexibility.
     Additionally, our domestic distribution consists of our CMC Dallas Trading division which markets and distributes steel semi-finished long and flat products, primarily aluminum and aluminum semi-finished flat rolled and extruded products, nonferrous scrap, steel scrap and steel re-rolling stock into the Americas from a diverse base of international and domestic sources.
Americas Recycling Operations
     We conduct our recycling operations through metal processing plants located in the states of Texas, Oklahoma, Kansas, Louisiana, Arkansas, Missouri, Georgia, Tennessee, Florida, South Carolina, and North Carolina. In addition, we operate eleven scrap processing facilities that directly support the Company’s domestic steel mills and a railroad rail salvage company.

International Mills Operations
     We conduct our international mill operations through:
•	a rolling mill that produces primarily reinforcing bar and some merchant products;

•	a rolling mill that produces primarily wire rod; and

•	our scrap processing facilities that directly support the CMCZ minimill.
International Fabrication and Distribution Operations
     We conduct our international fabrication operations through two steel fabrication plants primarily for reinforcing bar. Additionally, we market and distribute steel, copper and aluminum coil, sheet and tubing, ores, metal concentrates, industrial minerals, ferroalloys and chemicals through our network of marketing and distribution offices, processing facilities and joint ventures internationally. Our customers use these products in a variety of industries.
Critical Accounting Policies and Estimates
     The following are important accounting policies, estimates and assumptions that you should understand as you review our financial statements. We apply these accounting policies and make these estimates and assumptions to prepare financial statements under accounting principles generally accepted in the United States (GAAP). Our use of these accounting policies, estimates and assumptions affects our results of operations and our reported amounts of assets and liabilities. Where we have used estimates or assumptions, actual results could differ significantly from our estimates.
Revenue Recognition We recognize sales when title passes to the customer either when goods are shipped or when they are received based on the terms of the sale. When we estimate that a contract with one of our customers will result in a loss, we accrue the entire loss as soon as it is probable and estimable.
Contingencies In the ordinary course of conducting our business, we become involved in litigation, administrative proceedings and government investigations, including environmental matters. We may incur settlements, fines, penalties or judgments because of some of these matters. While we are unable to estimate precisely the ultimate dollar amount of exposure or loss in connection with these matters, we make accruals as warranted. The amounts we accrue could vary substantially from amounts we pay due to several factors including the following: evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process, and the uncertainties involved in litigation. Accordingly, we cannot always estimate a meaningful range of possible exposure. We believe that we have adequately provided in our consolidated financial statements for the estimable probable impact of these contingencies. We also believe that the outcomes will not significantly affect the long-term results of operations or our financial position. However, they may have a material impact on earnings for a particular quarter.
Inventory Cost We determine inventory cost for most domestic inventories by the last-in, first-out method, or LIFO. We estimate our interim LIFO reserve by using quantities and costs at quarter end and recording the resulting LIFO expense in its entirety. We record all inventories at the lower of their cost or market value.
Property, Plant and Equipment Our domestic and international mills, fabrication and recycling businesses are capital intensive. We evaluate the value of these assets and other long-lived assets whenever a change in circumstances indicates that their carrying value may not be recoverable. Some of the estimated values for assets that we currently use in our operations utilize judgments and assumptions of future undiscounted cash flows that the assets will produce. If these assets were for sale, our estimates of their values could be significantly different because of market conditions, specific transaction terms and a buyer’s different viewpoint of future cash flows. Also, we depreciate property, plant and equipment on a straight-line basis over the estimated useful lives of the assets. Depreciable lives are based on our estimate of the assets’ economically useful lives and are evaluated annually. To the extent that an asset’s actual life differs from our estimate, there could be an impact on depreciation expense or a gain/loss on the disposal of the asset in a later period. We expense major maintenance costs as incurred.

Other Accounting Policies and New Accounting Pronouncements See Note 1, Summary of Significant Accounting Policies, to our consolidated financial statements.
Consolidated Results of Operations

	Year ended August 31,
(in millions except share data)	2007	2006	2005

Net sales *	$8,329	$7,212	$6,260
Net earnings	355.4	356.3	285.8
Per diluted share	2.92	2.89	2.32
EBITDA	671.0	659.2	551.6
International net sales	3,397	2,726	2,694
As % of total sales	41%	38%	43%
LIFO**effect on net earnings	33.3	50.6	12.5
Per diluted share	0.27	0.41	0.10

*	Excludes the net sales of a division classified as discontinued operations.

**	Last in, first out inventory valuation method.
In the table above, we have included a financial statement measure that was not derived in accordance with GAAP. We use EBITDA (earnings before interest expense, income taxes, depreciation and amortization) as a non-GAAP performance measure. In calculating EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization. EBITDA provides a core operational performance measurement that compares results without the need to adjust for federal, state and local taxes which have considerable variation between domestic jurisdictions. Tax regulations in international operations add additional complexity. Also, we exclude interest cost in our calculation of EBITDA. The results are, therefore, without consideration of financing alternatives of capital employed. We use EBITDA as one guideline to assess our unleveraged performance return on our investments. EBITDA is also the target benchmark for our long-term cash incentive performance plan for management. Reconciliations to net earnings are provided below for the year ended August 31:

(in millions)	2007	2006	2005

Net earnings	$355.4	$356.3	$285.8
Interest expense	37.3	29.6	31.2
Income taxes	171.0	187.9	158.0
Depreciation and amortization	107.3	85.4	76.6

EBITDA	$671.0	$659.2	$551.6

EBITDA (loss) from discontinued operations	(3.3)	(8.1)	3.8

EBITDA from continuing operations	$674.3	$667.3	$547.8

EBITDA does not include interest expense, income taxes and depreciation and amortization. Because we have borrowed money in order to partially finance our operations, interest expense is a necessary element of our costs and our ability to generate revenues. Because we use capital assets, depreciation and amortization are also necessary elements of our costs. Also, the payment of income taxes is a necessary element of our operations. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is appropriate to consider both net earnings determined under GAAP, as well as EBITDA, to evaluate our performance. Also, we separately analyze any significant fluctuations in interest expense, depreciation and amortization and income taxes.
The following events and performances had a significant financial impact during our fiscal year ended August 31, 2007 as compared to our 2006 fiscal year or are significant for our future operations:
1.	We reported our highest net sales ever for the fourth straight year and net earnings were within $900 thousand of the prior record year.

2.	We experienced favorable foreign exchange rates during 2007 as compared to 2006 which resulted in an increase in net sales of approximately 2%.

3.	Increased margins and higher volumes helped International Mills achieve record adjusted operating profit, more than double the prior year.

4.	International Fabrication and Distribution had a 19% increase in sales and a 33% increase in adjusted operating profit.

5.	Americas Recycling had another strong year with a 20% increase in sales. Tighter margins on ferrous kept adjusted operating profit $12 million below last year’s record.

6.	Americas Fabrication and Distribution had 11% higher sales, but higher steel prices reduced adjusted operating profit by 9%.

7.	Net sales at Americas Mills were flat as compared to 2006. Prices were higher but 242,000 fewer tons were shipped.

8.	Four acquisitions with a total purchase price of $165 million were made and the Bouras acquisition established CMC as a manufacturer of steel deck.

9.	Expense of $33.8 million and capital expenditures of $22.3 million were incurred for the global implementation of SAP.

10.	Land was purchased for the new Arizona micro minimill and construction will start in 2008.

11.	CMCZ shares representing 26.4% of outstanding shares were purchased from the Polish government. CMC now owns 99.8% of CMCZ.

12.	The Company’s stock repurchase program increased earnings per share $0.03 over the prior year.

13.	We recorded a $33.3 million after-tax LIFO expense ($0.27 per diluted share) compared to $50.6 million LIFO expense ($0.41 per diluted share) in 2006.

14.	Our overall effective tax rate decreased to 31.9% as compared to 33.9% in 2006 due to shifts in profitability among tax jurisdictions.

15.	Our global expansion continues with the announcement of the acquisition on September 19, 2007 of an electronic arc furnace based steel pipe manufacturer in Sisak, Croatia.
In 2007, our sales reached all-time record levels as a result of the combination of continued high selling prices and volume increases in most of our segments. Increased purchase prices squeezed margins in our domestic mills, fabrication and recycling businesses. Our segments managed the volatile prices and we achieved net earnings comparable to our record prior year. The 2007 strong net earnings level was achieved as we incurred $33.8 million in expense for the global deployment of SAP, an investment for our future. Strong global expansion has helped, and the improved economic situation in Central and Western Europe has helped our Polish operations achieve record net earnings. Our net earnings in the fourth quarter of fiscal 2007 made it the second best quarter ever.
Segments
Unless otherwise indicated, all dollars below are before minority interests and income taxes. Financial results for our reportable segments are consistent with the basis and manner in which we internally disaggregate financial information for making operating decisions. See Note 14, Business Segments, to the consolidated financial statements.
We use adjusted operating profit (loss) to compare and evaluate the financial performance of our segments. Adjusted operating profit is the sum of our earnings before income taxes, minority interests and financing costs. Adjusted operating profit is equal to earnings before income taxes for domestic mills and domestic fabrication and distribution segments because these segments require minimal outside financing. The following table shows net sales and adjusted operating profit (loss) by business segment:

	Year ended August 31,
(in millions)	2007	2006	2005

Net sales:
Americas Mills	$1,540	$1,558	$1,266
Americas Fabrication and Distribution	2,587	2,328	1,846
Americas Recycling	1,801	1,503	1,025
International Mills*	777	571	478
International Fabrication and Distribution	2,762	2,315	2,466
Corporate and eliminations	(716)	(719)	(489)
Discontinued operations	(422)	(344)	(332)
Adjusted operating profit (loss):
Americas Mills	259.4	267.7	226.8
Domestic Fabrication and Distribution	100.0	110.1	115.3
Americas Recycling	113.0	124.9	87.0
International Mills*	112.4	53.1	(0.2)
International Fabrication and Distribution	73.7	55.4	77.0
Corporate and eliminations	(79.6)	(23.9)	(27.6)
Discontinued operations	(3.5)	(8.3)	3.4

*	Dollars are before minority interests.
LIFO Impact on Adjusted Operating Profit LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first. This results in current sales prices offset against current inventory costs. In periods of rising prices it has the effect of eliminating inflationary profits from net income. In periods of declining prices it has the effect of eliminating deflationary losses from net income. In either case the goal is to reflect economic profit. The table below reflects LIFO income or (expense) representing decreases or (increases) in the LIFO inventory reserve. International Mills is not included in this table as it uses FIFO valuation exclusively for its inventory:

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
(in thousands)	2007	2006	2007	2006

Americas Mills	$135	$(3,989)	$(27,324)	$(28,712)
Americas Fabrication and Distribution	3,124	(8,255)	(11,479)	(24,932)
Americas Recycling	9,292	2,406	(407)	(12,626)
International Fabrication and Distribution*	(3,743)	(6,367)	(11,983)	(11,625)

Consolidated increase (decrease) to adjusted profit before tax	$8,808	$(16,205)	$(51,193)	$(77,895)

*	LIFO income or (expense) includes a division classified as discontinued operations
2007 Compared to 2006
Americas Mills We include our four domestic steel minimills and our copper tube minimill in this segment. While FY06 set many benchmarks, record average selling prices and increased metal margins at the mills in FY07 helped to produce our second best year ever. Metal margins (the difference between the average selling price and cost of scrap consumed) for the segment increased in 2007 as compared to 2006 because increases in selling prices at our domestic steel mills more than offset the increases in scrap purchase and other input costs. Despite record high sales prices, increases in the scrap purchase cost and lower sales volume reduced our metal margins at our copper tube minimill. LIFO expense for 2007 was $27.3 million as compared $28.7 million for 2006.
Within the segment adjusted operating profit for our four domestic steel minimills was $239.8 million for the year ended August 31, 2007 as compared to $230.7 million for 2006. Selling prices and metal margins increased in 2007 as compared to 2006; however slowing market conditions in the fourth quarter compelled the mills to curtail production in order to lower finished goods inventories. Higher selling prices did not fully offset lower tons shipped resulting in sales slightly decreasing in 2007 versus 2006.

Average scrap purchase costs were higher than last year as the world demand for ferrous scrap also remained strong. The table below reflects domestic steel and ferrous scrap prices per ton for the year ended August 31:

			Increase
	2007	2006	$	%

Average mill selling price (finished goods)	$587	$530	$57	11%
Average mill selling price (total sales)	566	513	53	10%
Average cost of ferrous scrap consumed	233	214	19	9%
Average FIFO metal margin	333	299	34	11%
Average ferrous scrap purchase price	211	191	20	10%
The table below reflects our domestic steel minimills’ operating statistics for the year ended August 31:

			Decrease
(short tons in thousands)	2007	2006	Amount	%

Tons melted	2,121	2,324	(203)	(9%)
Tons rolled	1,957	2,198	(241)	(11%)
Tons shipped	2,250	2,492	(242)	(10%)
Overall, our domestic steel minimills recorded $27.3 million pre-tax LIFO expense in 2007 as compared to $15.3 million in 2006. Our utility expenses fell by $15.7 million (16%) in 2007 as compared to 2006. Electricity prices started the year high, but dropped during the first three quarters of the fiscal year. Prices rose significantly in the fourth quarter almost back to the prices registered at the beginning of the year. On a full year basis, electricity costs decreased by $6.4 million (10%) and natural gas costs decreased by $9.3 million (28%). Year-over-year costs for ferroalloys, graphite electrodes and other supplies increased, while transportation rates rose significantly. Electrode costs per ton were up 16% with the largest increase at CMC Steel South Carolina.
Our copper tube minimill’s adjusted operating profit was $19.6 million for the year ended August 31, 2007 compared to $37.0 million for 2006. While selling prices set another record high, our results were adversely impacted by lower shipment volumes and lower metal margins compared to 2006. The decline in housing starts coupled with the extraordinary high price of copper reduced the demand for copper plumbing tube across the U.S. We matched production and inventory levels to coincide with order intake levels. We were able to increase the average selling price for the year to $4.06 per pound, a historical high, however metal spreads narrowed to $1.07 per pound due to the increase in the cost of copper scrap and lower production volumes. The table below reflects our copper tube minimill’s prices per pound and operating statistics for the year ended August 31:

			Increase (Decrease)
(pounds in millions)	2007	2006	Amount	%

Pounds shipped	52.5	65.7	(13.2)	(20%)
Pounds produced	50.4	63.3	(12.9)	(20%)
Average selling price	$4.06	$3.35	$0.71	21%
Average scrap purchase cost	$3.09	$2.29	$0.80	35%
Average FIFO metal margin	$1.07	$1.39	$(0.32)	(23%)
Our copper tube minimill recorded $21 thousand pre-tax LIFO income for the year ended August 31, 2007 as compared to $13.4 million expense in 2006.
Americas Fabrication and Distribution Sales were up 11% compared to 2006; however, tons shipped were down 3% and adjusted operating profit was down 9% because the cost of steel increased resulting in margin squeeze. Additionally, our CMC Dallas Trading division contributed to the increase in sales of this segment and increased divisional sales by 17% as compared to 2006. The segment recorded $11.5 million pre-tax LIFO expense for the year ended August 31, 2007 as compared to $24.9 million expense in 2006.
During fiscal 2007, we acquired the operating assets of Nicholas J. Bouras, Inc. and its affiliates. This acquisition did not significantly impact our 2007 adjusted operating profit; however, the acquisition establishes CMC as a manufacturer of steel deck and expands CMC’s geographic markets into the Northeast. See Note 2, Acquisitions, to the consolidated financial statements. The table below shows our average fabrication selling prices per short ton (excluding stock and buyout sales) and total fabrication plant shipments for the years ended August 31:

			Increase
Average selling price*	2007	2006	Amount	%

Rebar	$831	$771	$60	8%
Joist	1,184	1,115	69	6%
Structural	2,364	1,962	402	20%
Post	720	696	24	3%
Deck	1,772	—	1,772	—

*	Excluding stock and buyout sales

			Increase(Decrease)
Tons shipped	2007	2006	Amount	%

Rebar	1,014	1,076	(62)	(6%)
Joist	340	357	(17)	(5%)
Structural	84	87	(3)	(3%)
Post	103	125	(22)	(18%)
Deck	54	—	54	—
Americas Recycling Fiscal 2007 had record sales but adjusted operating profit in 2007 was 9% lower as compared to 2006 as margins were squeezed. The average selling price of ferrous scrap remained strong with a 6% increase over 2006. The average selling price of nonferrous for 2007 increased 18% over 2006 prices. Volume was also up in fiscal 2007 with a 6% increase in ferrous tons shipped and a 6% increase in nonferrous tons shipped. For fiscal 2007 Recycling posted pre-tax LIFO expense of $0.4 million compared with an expense of $12.6 million in the previous year. The following table reflects our recycling segment’s average selling prices per short ton and tons shipped (in thousands) for the year ended August 31:

			Increase
	2007	2006	Amount	%

Average ferrous selling price	$222	$210	$12	6%
Average nonferrous selling price	$2,920	$2,467	$453	18%
Ferrous tons shipped	2,842	2,671	171	6%
Nonferrous tons shipped	350	331	19	6%
Total volume processed and shipped	3,220	3,028	192	6%
International Mills The table below reflects our International Mills segment’s operating statistics (in thousands) and average prices per short ton:

					Increase
	2007		2006		Amount	%

Tons melted	1,458		1,283		175	14%
Tons rolled	1,130		1,121		9	1%
Tons shipped	1,366		1,250		116	9%
Average mill selling price (total sales)	1,575	PLN*	1,388	PLN	187	13%
Averaged cost of ferrous scrap consumed	876	PLN	728	PLN	148	20%
Average metal margin	699	PLN	660	PLN	39	6%
Average ferrous scrap purchase price	780	PLN	629	PLN	151	24%
Average mill selling price (total sales)	$542		$437		$105	24%
Average cost of ferrous scrap consumed	$302		$229		$73	32%
Average metal margin	$240		$208		$32	15%
Average ferrous scrap purchase price	$268		$197		$71	36%

*	Polish Zlotys
Our International Mills segment includes CMCZ and its related scrap operations. CMCZ achieved record sales and adjusted operating profits. Our operating results were positively impacted by favorable foreign exchange rates during 2007 as compared to 2006 and resulted in an increase in net sales of approximately 9%. Metal margins increased 6% over 2006 driven by increases in prices but partially offset by increases in the ferrous scrap cost. Operating levels and shipments were also up compared to 2006, including a 9% increase in shipments. A strong Polish Zloty encouraged steel imports and made exports difficult. Steel imports were particularly high in the second half of the year.

During fiscal 2007 our new scrap mega-shredder in Zawiercie was very successful and enabled us to sustain higher melt shop yields and lower melt shop costs.
In March of 2007, we purchased all the shares of CMCZ owned by the Polish Ministry of State Treasury (approximately 26.4% of the outstanding shares). CMC holds 99.8% of all CMCZ shares outstanding. See Note 2, Acquisitions, to the consolidated financial statements.
We continued engineering our previously announced wire rod block, the new finishing end which will enable us to roll higher value products. In the fourth quarter, we announced the future installation of a completely new rolling mill in Zawiercie designed to allow efficient and flexible production of an increased medium section product range. This major strategic expansion captures the full advantage of the underutilized melting capacity of CMCZ’s two existing electric arc furnaces.
International Fabrication and Distribution Our adjusted operating profit increased $18.3 million or 33% as compared to last year. Our operating results were positively impacted by favorable foreign exchange rates during 2007 as compared to 2006 and resulted in an increase in net sales of approximately 7%. LIFO expenses were essentially flat as compared to last year’s. Market conditions varied by product and geography, but overall were favorable. Steel tonnage was up in most of our markets, especially sales into the U.S., although sales dollars were mixed in various markets.
U.S. steel import volumes and operating profits were strong although varied by product line. International steel markets remained vibrant with increased pricing from the prior year. The increase in Chinese exports gave us additional sourcing opportunities in inter-Asia carbon steel products. European imports were strong and our sales of aluminum, copper, brass and stainless steel semis were steady. Our value-added downstream and processing businesses continued to perform well.
During 2007, we received a dividend of CZK 223 million ($10.9 million) from Trinecke Zelezarny, a Czech steel mill in which we own 11% of the outstanding shares as compared to a dividend of CZK 89.2 million ($4.1 million) received in 2006.
In August 2007 CMC’s Board approved the plan to offer to sell a division which is involved with the buying, selling and distribution of nonferrous metals. The Company expects the sale to occur in fiscal 2008. See Note 5, Discontinued Operations and Impairments, to the consolidated financial statements.
We continued our vertical integration strategy in Central Europe with the first full operating year of our new greenfield fabrication plant in Zawiercie and the acquisition of all the operating assets of a steel fabrication business in Rosslau/Saxony-Anhalt in eastern Germany.
Corporate and Eliminations Our corporate expenses for 2007 increased $37.8 million over the prior year due primarily to $33.8 million in costs incurred for our investment in the global installation of SAP software. The increase in total assets of $307 million is due primarily to the increased sale of receivables from the business segments to the Company’s wholly-owned subsidiary, CMCRV, and capitalization of $16.5 million of software development costs. We recognized income of $8.2 million on investment assets in our segregated trust for our benefit restoration plan during the year ended August 31, 2007, as compared to $4.0 million for 2006. See Note 10, Employees’ Retirement Plans, to the consolidated financial statements.
Consolidated Data On a consolidated basis, the LIFO method of inventory valuation decreased our net earnings by $33.3 million and $50.6 million (27 cents and 41 cents per diluted share) for the years ended August 31, 2007 and 2006, respectively. Our overall selling, general and administrative (S,G&A) expenses increased by $103.5 million (22%) for the year ended August 31, 2007 as compared to 2006. S,G&A expense in 2007 includes $33.8 million expense associated with our investment in the global deployment of SAP software. In addition, salaries, discretionary incentive compensation and profit sharing expense increased because of company growth, including acquisitions.
Our interest expense increased by $7.1 million during 2007 as compared to 2006 primarily due to the issuance of $400 million in senior unsecured notes due in July 2017,an increase in letters of credit fees in the International

Fabrication and Distribution segment and an increase in bank fees incurred as our average outstanding balance of commercial paper increased in 2007.
Our effective tax rate for the year ended August 31, 2007 decreased to 31.9% as compared to 33.9% in 2006 due to shifts in profitability among tax jurisdictions.
2006 Compared to 2005
Americas Mills We include our four domestic steel minimills and our copper tube minimill in this segment. In 2006, our domestic mills set another all-time annual record for adjusted operating profits. Higher selling prices, metal margins and volumes at our domestic steel mills in 2006 as compared to 2005 helped net sales and adjusted operating profit continue to grow. Metal margins (the difference between the average selling price and cost of scrap consumed) for the segment increased in 2006 as compared to 2005 because increases in selling prices at our domestic steel mills more than offset the increases in scrap purchase and other input costs. In addition, historically high sales prices and metal margins helped our copper tube minimill achieve record adjusted operating profit. The high prices of steel and copper scrap caused LIFO expense for 2006 to be at a very high $28.7 million as compared to $8.6 million in 2005.
Within the segment adjusted operating profit for our four domestic steel minimills was $230.7 million for the year ended August 31, 2006 as compared to $221.7 million for 2005. This $9.0 million increase in adjusted operating profit is even more remarkable considering 2005 contained $20.1 million of insurance recoveries. Selling prices and metal margins increased in 2006 as compared to 2005 due to continued strong global demand for steel. Volumes shipped were also up at all four mills compared to 2005. Average scrap purchase costs were higher than last year as the world demand for ferrous scrap also remained strong. Our overall metal margins increased, resulting in higher total adjusted operating profits for the four steel minimills in 2006 as compared to 2005. The table below reflects domestic steel and ferrous scrap prices per ton for the year ended August 31:

			Increase
	2006	2005	$	%

Average mill selling price (finished goods)	$530	$489	$41	8%
Average mill selling price (total sales)	513	473	40	8%
Average cost of ferrous scrap consumed	214	199	15	8%
Average FIFO metal margin	299	274	25	9%
Average ferrous scrap purchase price	191	171	20	12%
The table below reflects our domestic steel minimills’ operating statistics for the year ended August 31:

			Increase
(short tons in thousands)	2006	2005	Amount	%

Tons melted	2,324	2,173	151	7%
Tons rolled	2,198	2,024	174	9%
Tons shipped	2,492	2,266	226	10%
Overall, our domestic steel minimills recorded $15.3 million LIFO expense in 2006 as compared to $8.1 million in 2005. Our utility expenses increased by $25.8 million (36%) in 2006 as compared to 2005. Electricity increased by $16.2 million (34%) and natural gas costs increased by $9.6 million (41%) due primarily to higher rates. Year-over-year costs for ferroalloys, graphite electrodes and other supplies increased, while transportation rates rose significantly. We had a successful startup of the new continuous caster at the Texas mill during the fourth quarter of 2006.
Our copper tube minimill’s adjusted operating profit was a record $37.0 million for the year ended August 31, 2006 as compared to $5.1 million for 2005. The record adjusted operating profit was achieved on volume slightly less than 2005, but much higher selling prices and metal margins. The decline in housing starts coupled with the extraordinary high price of copper reduced the demand for copper plumbing tube across the U.S. Our sales of plumbing tube were lower, but sales of high value-added products increased disproportionately. We matched production and inventory levels to coincide with order intake levels. We were able to increase the average selling price for the year to $3.35 per pound, an historical high, and metal spreads widened significantly to $1.39 per pound, up from $0.64 per pound, more than offsetting the dramatic jump in the cost of copper scrap. The table below reflects our copper tube minimill’s prices per pound and operating statistics for the year ended August 31:

			Increase (Decrease)
(pounds in millions)	2006	2005	Amount	%

Pounds shipped	65.7	66.6	(.9)	(1%)
Pounds produced	63.3	62.0	1.3	2%
Average selling price	$3.35	$1.94	$1.41	73%
Average scrap purchase cost	$2.29	$1.38	$0.91	66%
Average FIFO metal margin	$1.39	$0.64	$0.75	117%
Our copper tube minimill recorded $13.4 million LIFO expense for the year ended August 31, 2006 as compared to $0.4 million in 2005.
Americas Fabrication and Distribution Tons shipped in 2006 were up 23% and sales were up 26% compared to 2005; however, adjusted operating profit was down 5% because the cost of steel was up considerably resulting in some margin squeeze and LIFO expense increased 733% over 2005. Additionally, our CMC Dallas Trading division contributed to the increase in sales of this segment and increased divisional sales by 41% as compared to 2005. LIFO expense increased dramatically because of the higher steel price and more inventories on hand.
During fiscal 2006, we acquired the operating assets of Concrete Formtek Services, Inc., Cherokee Supply, Brost Forming Supply and Hall-Hodges Company. These acquisitions did not significantly impact our 2006 adjusted operating profit. See Note 2, Acquisitions, to the consolidated financial statements. The table below shows our average fabrication selling prices per short ton (excluding stock and buyout sales) and total fabrication plant shipments for the years ended August 31:

			Increase(Decrease)
Average selling price*	2006	2005	Amount	%

Rebar	$771	$738	$33	4%
Joist	1,115	1,112	3	0%
Structural	1,962	1,785	177	10%
Post	696	698	(2)	0%

*	Excluding stock and buyout sales

			Increase
Tons shipped	2006	2005	Amount	%

Rebar	1,076	874	202	23%
Joist	357	282	75	27%
Structural	87	85	2	2%
Post	125	101	24	24%
Americas Recycling Gross margins in 2006 were 36% higher as compared to 2005. The average selling price of ferrous scrap remained strong with a 9% increase over 2005. The average selling price of nonferrous for 2006 increased 49% over 2005 prices. Volume was also up in fiscal 2006 with a 13% increase in ferrous tons shipped and a 12% increase in nonferrous tons shipped. LIFO expense for fiscal 2006 had a significant increase of $10.1 million over 2005 caused primarily by the higher prices. During July 2006, CMC acquired the operating assets of Yonack Iron & Metal Co., which operates scrap metal processing facilities in Texas, Oklahoma and Arkansas. See Note 2, Acquisitions, to the consolidated financial statements. The following table reflects our recycling segment’s average selling prices per short ton and tons shipped (in thousands) for the year ended August 31:

			Increase
	2006	2005	Amount	%

Average ferrous selling price	$210	$193	$17	9%
Average nonferrous selling price	$2,467	$1,654	$813	49%
Ferrous tons shipped	2,671	2,359	312	13%
Nonferrous tons shipped	331	295	36	12%
Total volume processed and shipped	3,028	2,669	359	13%

International Mills The table below reflects international mill’s operating statistics (in thousands) and average prices per short ton:

					Increase (Decrease)
	2006		2005		Amount	%

Tons melted	1,283		1,101		182	17%
Tons rolled	1,121		871		250	29%
Tons shipped	1,250		1,092		158	14%
Average mill selling price (total sales)	1,388	PLN*	1,376	PLN	12	1%
Averaged cost of ferrous scrap consumed	728	PLN	790	PLN	(62)	(8%)
Average metal margin	660	PLN	586	PLN	74	13%
Average ferrous scrap purchase price	629	PLN	650	PLN	(21)	(3%)
Average mill selling price (total sales)	$437		$418		$19	5%
Average cost of ferrous scrap consumed	$229		$240		$(11)	(5%)
Average metal margin	$208		$178		$30	17%
Average ferrous scrap purchase price	$197		$198		$(1)	(1%)

*	Polish Zlotys
International Mills consist of CMCZ and its related scrap operations. CMCZ benefited from the improved economic situation in Central and Western Europe and especially from stepped-up construction in Poland and Germany. Prices and margins were improved for the year with metal margins increasing 13% over 2005 as the cost of ferrous scrap decreased slightly. Operating levels and shipments were also up compared to 2005, including a 14% increase in shipments. Functional currency fluctuations did not have a significant impact on adjusted operating profits. The startup and operation of the new mega-shredder during the fourth quarter of 2006 was successful, and the greenfield rebar fabrication plant in Zawiercie had a successful start in July 2006.
International Fabrication and Distribution The primary reason for the decrease in adjusted operating profit was a significant $6.5 million LIFO expense increase in fiscal 2006 as compared to 2005. The increase in LIFO expense was caused mainly by higher prices for aluminum, copper and stainless steel inventories and increased prices and inventory levels of long and flat-rolled steel product. Market conditions varied by product and geography, but overall were favorable. Steel tonnage was up in most of our markets, especially sales into the U.S., although sales dollars were mixed in various markets. Aluminum, Copper and stainless semis were characterized by higher prices but lower volumes, which on balance resulted in higher gross margins, but higher transaction costs as well. Sales and margins for industrial materials and products, though solid, were off the peaks of last year reflecting mostly weaker market conditions and volatile prices. Our value-added downstream and processing businesses continued to perform well. During 2006, we received a dividend of CZK 89.2 million ($4.1 million) from Trinecke Zelezarny, a Czech steel mill in which we own 11% of the outstanding shares as compared to a dividend of CZK 62.4 million ($2.6 million) received in 2005.
Corporate and Eliminations We recognized income of $4.0 million on investment assets in our segregated trust for our benefit restoration plan during the year ended August 31, 2006, as compared to $4.8 million for 2005. See Note 10, Employees’ Retirement Plans, to the consolidated financial statements. During fiscal 2006, professional services expense increased $9.6 million over 2005, primarily for information technology.
Consolidated Data On a consolidated basis, the LIFO method of inventory valuation decreased our net earnings by $50.6 million and $12.5 million (41 cents and 10 cents per diluted share) for the years ended August 31, 2006 and 2005, respectively.
Our overall selling, general and administrative expenses increased by $70.0 million (17%) for the year ended August 31, 2006 as compared to 2005. Most of this increase was due to higher discretionary incentive compensation and profit sharing accruals during the year ended August 31, 2006 as compared to 2005 due to increased earnings. Foreign currency fluctuations resulted in decreases in selling, general and administrative expenses of $0.3 million for the year ended August 31, 2006 as compared to 2005.
Our interest expense decreased by $1.9 million during 2006 as compared to 2005 as our average borrowings decreased though short-term interest rates increased more than 1.5% on an annualized basis in 2006.
Our effective tax rate for the year ended August 31, 2006 decreased to 33.9% as compared to 35.7% in 2005 due to shifts in profitability among tax jurisdictions, the manufacturing deduction and tax repatriation benefit.

2007 Liquidity and Capital Resources
See Note 6, Credit Arrangements, to the consolidated financial statements.
Our sources, facilities and availability of liquidity and capital resources as of August 31, 2007 (dollars in thousands):

	Total Facility	Availability
Net cash flows from operating activities	$461,290	$	N/A
Commercial paper program*	400,000		373,925
Domestic accounts receivable securitization	200,000		200,000
International accounts receivable sales facilities	313,326		135,750
Bank credit facilities — uncommitted	1,052,605		575,739
Notes due from 2008 to 2017	700,000		**
Trade financing arrangements	**	As required
CMCZ revolving credit facility	35,714		35,714
CMCZ & CMC Poland equipment notes	9,888		—

*	The commercial paper program is supported by our $400 million unsecured revolving credit agreement. The availability under the revolving credit agreement is reduced by $26.1 million of stand-by letters of credit issued as of August 31, 2007.

**	With our investment grade credit ratings and current industry conditions we believe we have access to cost-effective public markets for potential refinancing or the issuance of additional long-term debt and financial institutions for trade financing arrangements.
Certain of our financing agreements, both domestically and at CMCZ, include various covenants, of which we were in compliance at August 31, 2007. There are no guarantees by the Company or any of its subsidiaries for any of CMCZ’s debt.
Off-Balance Sheet Arrangements For added flexibility, we may secure financing through securitization and sales of certain accounts receivable both in the U.S. and internationally. See Note 3, Sales of Accounts Receivable, to the consolidated financial statements. We may sell accounts receivable on an ongoing basis to replace those receivables that have been collected from our customers. Our domestic securitization program contains certain cross-default provisions whereby a termination event could occur should we default under another credit arrangement, and contains covenants that conform to the same requirements contained in our revolving credit agreement.
Cash Flows Our cash flows from operating activities primarily result from sales of steel and related products, and to a lesser extent, sales of nonferrous metal products. We also sell and rent construction-related products and accessories. We have a diverse and generally stable customer base. We use futures or forward contracts as needed to mitigate the risks from fluctuations in foreign currency exchange rates and metals commodity prices. See Note 7, Financial Instruments, Market and Credit Risk, to the consolidated financial statements.
During the year ended August 31, 2007, we generated $461.3 million of net cash flows from our operating activities as compared to the $233.4 million of net cash flows provided by our operating activities for the year ended August 31, 2006. Significant fluctuations in working capital were as follows:
•	Lower accounts receivable — more sales of accounts receivable.

•	Increased inventories — higher carrying costs, increased volume and more in-transit inventory, offset by a higher LIFO reserve.

•	Increased other assets — increase in segregated assets held in trust related to deferred compensation liability and higher inventory of construction related rental assets.
We invested $206.3 million in property, plant and equipment during the year ended August 31, 2007, which was more than the $131.2 million spent during 2006. During 2007, we spent $164.0 million for the acquisitions of businesses as compared to $44.4 million in 2006 and $12.3 million in 2005. Additionally, we spent $62.1 million in 2007 to acquire the minority shares of CMCZ from the Polish government and other minority shareholders.

During the year ended August 31, 2007, we received $10.8 million from stock issued under our employee incentive and stock purchase plans as compared to $23.7 million in 2006 and $18.7 million in 2005. We purchased 2,116,975 shares of our common stock during the year ended August 31, 2007 at $27.95 per share for a total of $59.2 million. During 2006 and 2005, we spent $78.7 million and $77.1 million, respectively, to acquire our common stock. We paid dividends of $39.3 million during the year ended August 31, 2007 as compared to $20.2 million and $13.7 million in 2006 and 2005, respectively. Starting in the second quarter of 2007 the Company increased the quarterly cash dividend to 9 cents per share.
Our contractual obligations for the next twelve months of $1.2 billion are typically expenditures to be paid in the ordinary course of revenue generating activities. We believe our cash flows from operating activities and debt facilities are adequate to fund our ongoing operations and planned capital expenditures.
Contractual Obligations
The following table represents our contractual obligations as of August 31, 2007 (dollars in thousands):

	Payments Due By Period*
		Less than			More than
Contractual Obligations:	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt(1)	$711,543	$4,726	$106,744	$30	$600,043
Interest(2)	337,380	44,506	78,012	74,509	140,353
Operating leases(3)	143,270	37,805	55,996	28,090	21,379
Purchase obligations(4)	1,496,347	1,126,089	278,430	60,129	31,699

Total contractual cash obligations	$2,688,540	$1,213,126	$519,182	$162,758	$793,474

*	We have not discounted the cash obligations in this table.
(1)	Total amounts are included in the August 31, 2007 consolidated balance sheet. See Note 6, Credit Arrangements, to the consolidated financial statements.
(2)	Interest payments related to our short-term debt are not included in the table as they do not represent a significant obligation as of August 31, 2007.
(3)	Includes minimum lease payment obligations for non-cancelable equipment and real-estate leases in effect as of August 31, 2007. See Note 11, Commitments and Contingencies, to the consolidated financial statements.
(4)	Approximately 80% of these purchase obligations are for inventory items to be sold in the ordinary course of business. Purchase obligations include all enforceable, legally binding agreements to purchase goods or services that specify all significant terms, regardless of the duration of the agreement. Agreements with variable terms are excluded because we are unable to estimate the minimum amounts.
Other Commercial Commitments
We maintain stand-by letters of credit to provide support for certain transactions that our customers or suppliers request. At August 31, 2007, we had committed $34.4 million under these arrangements. All commitments expire within one year.
In February 2007, we entered into a guarantee agreement to assist one of our Chinese coke suppliers to obtain pre-production financing from a bank. In addition, we entered into another guarantee agreement for one of our suppliers of finished goods to obtain working capital financing from a financial institution. In aggregate, the Company’s maximum exposure under the guarantees at August 31, 2007 was $10.6 million. The fair value of the guarantees is negligible. See Note 11, Commitments and Contingencies, to the consolidated financial statements.
Contingencies
In the ordinary course of conducting our business, we become involved in litigation, administrative proceedings and government investigations, including environmental matters. We may incur settlements, fines, penalties or judgments because of some of these matters. While we are unable to estimate precisely the ultimate dollar amount of exposure or loss in connection with these matters, we make accruals as warranted. The amounts we accrue could vary substantially from amounts we pay due to several factors including the following: evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process, and the uncertainties involved in litigation. Accordingly, we cannot always estimate a meaningful range of possible exposure. We believe that we have adequately provided in our consolidated financial statements for the estimable probable impact of these contingencies. We also believe that the outcomes will not significantly affect the long-term results of operations or our financial position. However, they may have a material impact on earnings for a particular quarter.
Environmental and Other Matters
See Note 11, Commitments and Contingencies, to the consolidated financial statements.
General We are subject to federal, state and local pollution control laws and regulations. We anticipate that compliance with these laws and regulations will involve continuing capital expenditures and operating costs.
Our original business and one of our core businesses for over nine decades is metals recycling. In the present era of conservation of natural resources and ecological concerns, we are committed to sound ecological and business conduct. Certain governmental regulations regarding environmental concerns, however well intentioned, are contrary to the goal of greater recycling. Such regulations expose us and the industry to potentially significant risks.
We believe that recycled materials are commodities that are diverted by recyclers, such as us, from the solid waste streams because of their inherent value. Commodities are materials that are purchased and sold in public and private markets and commodities exchanges every day around the world. They are identified, purchased, sorted, processed and sold in accordance with carefully established industry specifications.
Environmental agencies at various federal and state levels classify certain recycled materials as hazardous substances and subject recyclers to material remediation costs, fines and penalties. Taken to extremes, such actions could cripple the recycling industry and undermine any national goal of material conservation. Enforcement, interpretation, and litigation involving these regulations are not well developed.
Solid and Hazardous Waste We currently own or lease, and in the past owned or leased, properties that have been used in our operations. Although we used operating and disposal practices that were standard in the industry at the time, wastes may have been disposed or released on or under the properties or on or under locations where such wastes have been taken for disposal. We are currently involved in the investigation and remediation of several such properties. State and federal laws applicable to wastes and contaminated properties have gradually become stricter over time. Under new laws, we could be required to remediate properties impacted by previously disposed wastes. We have been named as a potentially responsible party (PRP) at a number of contaminated sites.
We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (RCRA) and comparable state and/or local statutes where we operate. These statutes, regulations and laws may have limited disposal options for certain wastes.
Superfund The U.S. Environmental Protection Agency (EPA) or an equivalent state agency notified us that we are considered a PRP at thirteen sites, none owned by us. We may be obligated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or a similar state statute to conduct remedial investigation, feasibility studies, remediation and/or removal of alleged releases of hazardous substances or to reimburse the EPA for such activities. We are involved in litigation or administrative proceedings with regard to several of these sites in which we are contesting, or at the appropriate time we may contest, our liability at the sites. In addition, we have received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites. Because of various factors, including the ambiguity of the regulations, the difficulty of identifying the responsible parties for any particular site, the complexity of determining the relative liability among them, the uncertainty as to the most desirable remediation techniques and the amount of damages and cleanup costs and the extended time periods over which such costs may be incurred, we cannot reasonably estimate our ultimate costs of compliance with CERCLA. At August 31, 2007, based on currently available information, which is in many cases preliminary and incomplete, we believe that our aggregate liability for cleanup and remediation costs in connection with eight of the thirteen sites will be between $2.1 million and $2.7 million. We have accrued for these liabilities based upon our best estimates. We are not able to estimate the possible range of loss on the other sites. The amounts paid and the expenses incurred on these thirteen sites for the year ended August 31, 2007, 2006 and 2005 were not material. Historically, the amounts that we have ultimately paid for such remediation activities have not been material.
Clean Water Act The Clean Water Act (CWA) imposes restrictions and strict controls regarding the discharge of wastes into waters of the United States, a term broadly defined. These controls have become more stringent over time and it is probable that additional restrictions will be imposed in the future. Permits must generally be obtained to discharge pollutants into federal waters; comparable permits may be required at the state level. The CWA and many state agencies provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants. In addition, the EPA has promulgated regulations that may require us to obtain permits to discharge storm water runoff. In the event of an unauthorized discharge, we may be liable for penalties and costs.
Clean Air Act Our operations are subject to regulations at the federal, state and local level for the control of emissions from sources of air pollution. New and modified sources of air pollutants are often required to obtain permits prior to commencing construction, modification and/or operations. Major sources of air pollutants are subject to more stringent requirements, including the potential need for additional permits and to increased scrutiny in the context of enforcement. The EPA has been implementing its stationary emission control program through expanded enforcement of the New Source Review Program. Under this program, new or modified sources are required to construct what is referred to as the Best Available Control Technology. Additionally, the EPA is implementing new, more stringent standards for ozone and fine particulate matter. The EPA recently has promulgated new national emission standards for hazardous air pollutants for steel mills which will require all major sources in this category to meet the standards by reflecting application of maximum achievable control technology. Compliance with the new standards could require additional expenditures.
In fiscal 2007, we incurred environmental expenses of $19.7 million. The expenses included the cost of environmental personnel at various divisions, permit and license fees, accruals and payments for studies, tests, assessments, remediation, consultant fees, baghouse dust removal and various other expenses. Approximately $9.6 million of our capital expenditures for 2007 related to costs directly associated with environmental compliance. At August 31, 2007, $6.5 million was accrued for environmental liabilities of which $5.0 million was classified as other long-term liabilities.
Business Interruption Insurance Claims
See Note 11, Commitments and Contingencies to the consolidated financial statements.
Dividends
We have paid quarterly cash dividends in each of the past 172 consecutive quarters. We paid dividends in our fiscal year 2007 at the rate of 6 cents per share for the first quarter and 9 cents per share for the last three quarters.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.
     Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of August 31, 2007. Deloitte & Touche LLP has audited this assessment of our internal control over financial reporting; their report is included on page 40 of this
Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Commercial Metals Company
Irving, Texas
We have audited the internal control over financial reporting of Commercial Metals Company and subsidiaries (the “Company”) as of August 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Report of Management on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 31, 2007, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended August 31, 2007 of the Company and our report dated October 29, 2007, except for Note 14, as to which the date is January 8, 2008, expressed an unqualified opinion on those financial statements.
/s/ Deloitte & Touche LLP
Dallas, Texas
October 29, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Commercial Metals Company
Irving, Texas
We have audited the accompanying consolidated balance sheets of Commercial Metals Company and subsidiaries (the “Company”) as of August 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended August 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Commercial Metals Company and subsidiaries at August 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of August 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 29, 2007 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Dallas, Texas
October 29, 2007, except for Note 14, as to which the date is January 8, 2008

Commercial Metals Company and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Year ended August 31,
(in thousands, except share data)	2007	2006	2005

Net sales	$8,329,016	$7,212,152	$6,260,338
Costs and expenses:
Cost of goods sold	7,167,989	6,138,134	5,377,870
Selling, general and administrative expenses	583,810	480,282	410,256
Interest expense	36,334	29,232	31,128

	7,788,133	6,647,648	5,819,254
Earnings from continuing operations before income taxes and minority interests	540,883	564,504	441,084
Income taxes	172,769	191,217	157,325

Earnings from continuing operations before minority interests	368,114	373,287	283,759
Minority interests (benefit)	9,587	10,209	(744)

Net earnings from continuing operations	358,527	363,078	284,503

Earnings (loss) from discontinued operations before taxes	(4,827)	(10,011)	1,949
Income taxes (benefit)	(1,731)	(3,280)	671

Net earnings (loss) from discontinued operations	(3,096)	(6,731)	1,278

Net earnings	$355,431	$356,347	$285,781

Basic earnings (loss) per share:
Earnings from continuing operations	$3.04	$3.08	$2.41
Earnings (loss) from discontinued operations	(0.03)	(0.06)	0.01

Net earnings	$3.01	$3.02	$2.42

Diluted earnings (loss) per share:
Earnings from continuing operations	$2.95	$2.94	$2.31
Earnings (loss) from discontinued operations	(0.03)	(0.05)	0.01

Net earnings	$2.92	$2.89	$2.32
See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	August 31,
(in thousands)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$419,275	$180,719
Accounts receivable (less allowance for collection losses of $16,495 and $16,075)	1,082,713	1,134,823
Inventories	874,104	762,635
Other	82,760	66,615

Total current assets	2,458,852	2,144,792

Property, plant and equipment:
Land	54,387	44,702
Buildings and improvements	321,967	268,755
Equipment	1,095,672	970,973
Construction in process	118,298	51,184

	1,590,324	1,335,614
Less accumulated depreciation and amortization	(822,971)	(746,928)

	767,353	588,686
Goodwill	37,843	35,749
Other assets	208,615	129,641

	$3,472,663	$2,898,868

	August 31,
(in thousands, except share data)	2007	2006

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable-trade	$484,650	$526,408
Accounts payable-documentary letters of credit	153,431	141,713
Accrued expenses and other payables	425,410	379,764
Income taxes payable and deferred income taxes	4,372	14,258
Notes payable	—	60,000
Current maturities of long-term debt	4,726	60,162

Total current liabilities	1,072,589	1,182,305

Deferred income taxes	31,977	34,550
Other long-term liabilities	109,813	78,789
Long-term debt	706,817	322,086

Total liabilities	1,921,196	1,617,730

Minority interests	2,900	61,034
Commitments and contingencies Stockholders’ equity:
Capital stock:
Preferred stock	—	—
Common stock, par value $0.01 per share: authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 118,566,381 and 117,881,160 shares	1,290	1,290
Additional paid-in capital	356,983	346,994
Accumulated other comprehensive income	64,452	33,239
Retained earnings	1,296,631	980,454

	1,719,356	1,361,977

Less treasury stock 10,494,283 and 11,179,504 shares at cost	(170,789)	(141,873)

Total stockholders’ equity	1,548,567	1,220,104

	$3,472,663	$2,898,868

See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended August 31,
(in thousands)	2007	2006	2005

Cash Flows From (Used By) Operating Activities:
Net earnings	$355,431	$356,347	$285,781
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	107,305	85,378	76,610
Minority interests (benefit)	9,587	10,209	(744)
Asset impairment charges	3,400	—	300
Provision for losses (recoveries) on receivables	(370)	2,676	6,604
Share-based compensation	12,499	9,526	1,115
Net (gain) loss on sale of assets	474	(2,518)	(877)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(39,695)	(297,924)	(217,398)
Accounts receivable sold	115,672	—	—
Inventories	(10,381)	(36,196)	(49,313)
Other assets	(89,332)	(48,498)	(6,997)
Accounts payable, accrued expenses, other payables and income taxes	(22,179)	171,045	83,757
Deferred income taxes	(10,603)	(34,459)	(8,934)
Other long-term liabilities	29,482	17,797	18,499

Net Cash Flows From Operating Activities	461,290	233,383	188,403

Cash Flows From (Used By) Investing Activities:
Purchases of property, plant and equipment	(206,262)	(131,235)	(110,214)
Purchase of interests in CMC Zawiercie and subsidiaries	(62,104)	(1,165)	—
Sales of property, plant and equipment and other	1,470	11,290	5,034
Acquisitions of other businesses, net of cash acquired	(164,017)	(44,391)	(12,310)

Net Cash Used By Investing Activities	(430,913)	(165,501)	(117,490)

Cash Flows From (Used By) Financing Activities:
Increase in documentary letters of credit	11,718	727	24,288
Payments on trade financing arrangements	—	(1,667)	(22,322)
Short-term borrowings, net change	(62,088)	60,000	(586)
Proceeds from issuance of long-term debt	400,504	14,495	—
Payments on long-term debt	(72,282)	(28,800)	(17,222)
Stock issued under incentive and purchase plans	10,849	23,659	18,703
Tax benefits from stock plans	16,894	21,240	12,183
Treasury stock acquired	(59,169)	(78,662)	(77,077)
Dividends paid	(39,254)	(20,212)	(13,652)

Net Cash From (Used By) Financing Activities	207,172	(9,220)	(75,685)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,007	2,653	617

Increase (Decrease) in Cash and Cash Equivalents	238,556	61,315	(4,155)
Cash and Cash Equivalents at Beginning of Year	180,719	119,404	123,559

Cash and Cash Equivalents at End of Year	$419,275	$180,719	$119,404

See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	Other	Unearned		Treasury Stock
	Number of		Paid-In	Comprehensive	Stock	Retained	Number of
(in thousands, except share data)	Shares	Amount	Capital	Income (Loss)	Compensation	Earnings	Shares	Amount	Total

Balance, September 1, 2004	32,265,166	$161,326	$7,932	$12,713	$	$524,126	(2,987,202)	$(45,470)	$660,627

Comprehensive income:
Net earnings						285,781			285,781
Other comprehensive income (loss)–
Foreign currency translation adjustment, net of taxes of $240				12,778					12,778
Unrealized loss on derivatives, net of taxes of $(257)				(897)					(897)

Comprehensive income									297,662

Cash dividends						(13,652)			(13,652)
Treasury stock acquired							(3,039,110)	(77,077)	(77,077)
Restricted stock awarded			2,600		(6,737)		272,000	4,137	—
Stock-based compensation			279		836				1,115
Stock issued under incentive and purchase plans			1,209				2,174,293	17,494	18,703
Tax benefits from stock plans			12,183						12,183
Two-for-one stock split	32,265,166	161,326	(9,390)			(151,936)	(2,819,590)		—

Balance, August 31, 2005	64,530,332	322,652	14,813	24,594	(5,901)	644,319	(6,399,609)	(100,916)	899,561

Comprehensive income:
Net earnings						356,347			356,347
Other comprehensive income (loss)–
Foreign currency translation adjustment, net of taxes of $1,506				13,404					13,404
Unrealized loss on derivatives, net of taxes of $(2,412)				(4,759)					(4,759)

Comprehensive income									364,992

Cash dividends						(20,212)			(20,212)
Change in par value of common stock		(322,007)	322,007
Treasury stock acquired							(3,469,240)	(78,662)	(78,662)
Restricted stock awarded			(2,429)				280,150	2,429	—
Stock-based compensation			3,764		5,901		(9,100)	(139)	9,526
Stock issued under incentive and purchase plans			(11,756)				2,688,617	35,415	23,659
Tax benefits from stock plans			21,240						21,240
Two-for-one stock split	64,530,332	645	(645)				(4,270,322)		—

Balance, August 31, 2006	129,060,664	1,290	346,994	33,239	—	980,454	(11,179,504)	(141,873)	1,220,104

Comprehensive income (loss):
Net earnings						355,431			355,431
Other comprehensive income (loss):
Foreign currency translation adjustment, net of taxes of $2,038				24,892					24,892
Unrealized gain on derivatives, net of taxes of $3,570				7,074					7,074
Defined benefit obligation, net of taxes ($140)				(753)					(753)

Comprehensive income									386,644

Cash dividends						(39,254)			(39,254)
Treasury stock acquired							(2,116,975)	(59,169)	(59,169)
Stock issued under incentive and purchase plans			(16,593)				2,603,880	27,442	10,849
Restricted stock grant			(2,876)				206,482	2,876
Stock-based compensation			12,564				(8,166)	(65)	12,499
Tax benefits from stock plans			16,894						16,894

Balance, August 31, 2007	129,060,664	$1,290	$356,983	$64,452	$—	$1,296,631	(10,494,283)	$(170,789)	$1,548,567

See notes to consolidated financial statements.

Commercial Metals Company and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations The Company manufactures, recycles and markets steel and metal products and related materials. Its domestic mills, fabrication facilities, recycling facilities and markets are primarily located in the Sunbelt from the mid-Atlantic area through the West. Also, the Company operates a steel minimill and fabrication shops in Poland and Germany and processing facilities in Australia. Through its global marketing offices, the Company markets and distributes steel and nonferrous metal products and other industrial products worldwide. See Note 14, Business Segments.
Consolidation The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances are eliminated.
Investments in 20% to 50% owned affiliates are accounted for on the equity method. All investments under 20% are accounted for under the cost method.
On March 2, 2007, the Company purchased all of the minority shares of CMC Zawiercie (CMCZ) owned by the Polish government. The shares acquired represent 26.4% of the total CMCZ shares and the Company now owns 99.8% of CMCZ. The accounts of CMCZ are consolidated in the financial statements for 2007, 2006 and 2005. See Note 2, Acquisitions.
Revenue Recognition Sales are recognized when title passes to the customer either when goods are shipped or when they are received based upon the terms of the sale. When the Company estimates that a contract with a customer will result in a loss, the entire loss is accrued as soon as it is probable and estimable.
Cash and Cash Equivalents The Company considers temporary investments that are short term (with original maturities of three months or less) and highly liquid to be cash equivalents.
Inventories Inventories are stated at the lower of cost or market. Inventory cost for most domestic inventories is determined by the last-in, first-out (LIFO) method; cost of international and remaining inventories is determined by the first-in, first-out (FIFO) method.
Elements of cost in finished goods inventory in addition to the cost of material include depreciation, amortization, utilities, consumable production supplies, maintenance, production, wages and transportation costs. Also, the costs of departments that support production including materials management and quality control, are allocated to inventory.
Property, Plant and Equipment Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of the assets. Provision for amortization of leasehold improvements is made at annual rates based upon the estimated useful lives of the assets or terms of the leases, whichever is shorter. At August 31, 2007, the useful lives used for depreciation and amortization were as follows:

Buildings	7 to 40 years
Land improvements	3 to 25 years
Leasehold improvements	3 to 15 years
Equipment	2 to 25 years
The Company evaluates the carrying value of property, plant and equipment whenever a change in circumstances indicates that the carrying value may not be recoverable from the undiscounted future cash flows from operations. If an impairment exists, the net book values are reduced to fair values as warranted. Major maintenance is expensed as incurred.
Intangible Assets The following intangible assets subject to amortization are included within other assets on the consolidated balance sheets as of August 31:

	2007			2006
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
(in thousands)	Amount	Amortization	Net	Amount	Amortization	Net

Customer base	$12,235	$2,932	$9,303	$6,272	$1,778	$4,494
Non-competition agreements	7,717	2,952	4,765	6,467	1,480	4,987
Favorable land leases	5,277	242	5,035	4,467	168	4,299
Brand name	3,863	3,715	148	4,438	1,821	2,617
Production backlog	3,285	1,919	1,366	211	158	53
Other	553	49	504	156	114	42

Total	$32,930	$11,809	$21,121	$22,011	$5,519	$16,492

Excluding goodwill, there are no other significant intangible assets with indefinite lives. Goodwill represents the difference between the purchase price of acquired businesses and the fair value of their net assets. The Company has elected to test annually for goodwill impairment in the fourth quarter of the fiscal year or if a triggering event occurs. Aggregate amortization expense for intangible assets for the years ended August 31, 2007, 2006, and 2005 was $7.1 million, $2.9 million and $1.9 million, respectively. At August 31, 2007, the weighted average remaining useful lives of these intangible assets, excluding the favorable land leases in Poland, was 3 years. The weighted average lives of the favorable land leases were 82 years. Estimated amounts of amortization expense for the next five years are as follows (in thousands):

Year

2008	$4,945
2009	3,109
2010	3,008
2011	2,499
2012	1,364
Environmental Costs The Company accrues liabilities for environmental investigation and remediation costs based upon estimates regarding the sites for which the Company will be responsible, the scope and cost of work to be performed at each site, the portion of costs that will be shared with other parties and the timing of remediation. Where amounts and timing can be reliably estimated, amounts are discounted. Where timing and amounts cannot be reasonably determined, a range is estimated and the lower end of the range is recognized on an undiscounted basis.
Stock-Based Compensation In December 2004, the FASB issued 123(R), requiring that the compensation cost relating to share-based compensation transactions be recognized at fair value in financial statements. The Company adopted 123 (R) effective September 1, 2005 using the modified prospective method. As a result, compensation expense was recorded for the unvested portion of previously issued awards that were outstanding at September 1, 2005. The Black-Scholes pricing model was used to calculate total compensation cost which is amortized on a straight-line basis over the remaining vesting period of previously issued awards.
The Company recognized after-tax stock-based compensation expense of $8.0 million ($.07 per diluted share), $6.2 million ($.05 per diluted share) and $0.7 million ($.01 per diluted share) as a component of selling, general and administrative expenses for the twelve months ended August 31, 2007, 2006 and 2005, respectively. The cumulative effect of adoption (primarily arising from the recognition of anticipated forfeitures) was not material. At August 31, 2007, the Company had $20.2 million of total unrecognized pre-tax compensation cost related to non-vested share-based compensation arrangements. This cost is expected to be recognized over the next 34 months.
The following weighted average assumptions were required for grants in the years ended August 31:

	2007		2006		2005

Risk-free interest rate	4.98%		4.79%		3.93%
Expected life	4.58	years	4.57	years	4.94	years
Expected volatility	0.341		0.328		0.305
Expected dividend yield	1.1%		1.1%		1.3%
The weighted-average per share fair value of the awards granted in 2007, 2006 and 2005 was $11.28, $7.78, and $3.60, respectively.
See Note 9, Capital Stock, for share information on options and SARs at August 31, 2007.

Prior to the adoption of 123(R), the Company accounted for stock options and stock appreciation rights (SARs) granted to employees and directors using the intrinsic value-based method of accounting. If the Company had used the fair value-based method of accounting, net earnings and earnings per share for the year ended August 31, 2005 would have been adjusted to the pro forma amounts listed in the table below.

(in thousands, except per share amounts)	2005

Net earnings, as reported	$285,781
Add: Stock-based compensation expense recognized	715
Less: Pro forma stock-based compensation cost net of tax	(3,025)

Net earnings-pro forma	$283,471
Net earnings per share-as reported:
Basic	$2.42
Diluted	$2.32
Net earnings per share-pro forma:
Basic	$2.40
Diluted	$2.30
Accounts Payable — Documentary Letters of Credit In order to facilitate certain trade transactions, the Company utilizes documentary letters of credit to provide assurance of payment to its suppliers. These letters of credit may be for prompt payment or for payment at a future date conditional upon the bank finding the documentation presented to be in strict compliance with all terms and conditions of the letter of credit. The banks issue these letters of credit under informal, uncommitted lines of credit which are in addition to the Company’s contractually committed revolving credit agreement. In some cases, if the Company’s suppliers choose to discount the future dated obligation, the Company may pay the discount cost.
Income Taxes The Company and its U.S. subsidiaries file a consolidated federal income tax return, and federal income taxes are allocated to subsidiaries based upon their respective taxable income or loss. Deferred income taxes are provided for temporary differences between financial and tax reporting. The principal differences are described in Note 8, Income Taxes. Benefits from tax credits are reflected currently in earnings. The Company provides for taxes on unremitted earnings of foreign subsidiaries, except for CMCZ and its operations in Australia, which it considers to be permanently invested.
Foreign Currencies The functional currency of most of the Company’s European marketing and distribution operations is the Euro. The functional currencies of the Company’s Australian, United Kingdom, CMCZ, and certain Chinese operations are the local currencies. The remaining international subsidiaries’ functional currency is the United States dollar. Translation adjustments are reported as a component of accumulated other comprehensive income (loss). Transaction gains from transactions denominated in currencies other than the functional currencies were $0.9 million, $0.8 million and $1.5 million for the years ended August 31, 2007, 2006, and 2005, respectively.
Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make significant estimates regarding assets and liabilities and associated revenues and expenses. Management believes these estimates to be reasonable; however, actual results may vary.
Derivatives The Company records derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses from the changes in the values of the derivatives are recorded in the statement of earnings, or are deferred if they are designated and are highly effective in achieving offsetting changes in fair values or cash flows of the hedged items during the term of the hedge.
Comprehensive Income (Loss) The Company reports comprehensive income (loss) in its consolidated statement of stockholders’ equity. Comprehensive income (loss) consists of net earnings plus gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net earnings, such as gains and losses related to certain derivative instruments and translation effect of foreign currency assets and liabilities net of tax.
Reclassifications Certain immaterial reclassifications have been made in the prior year financial statements to conform to the current year financial statement presentation.

NOTE 2. ACQUISITIONS
Fiscal 2007
During the year ended August 31, 2007, the Company acquired the following businesses:
•	On August 24, 2007, the Company completed the acquisition of substantially all of the operating assets of Mayfield Salvage, Inc., a scrap recycling business located in Alexander City, Alabama.

•	On August 15, 2007, the Company completed the acquisition of substantially all the operating assets of Conesco, Inc., with facilities in Salt Lake City, Utah and Boise, Idaho. Conesco, Inc. is a supplier of concrete equipment, forms and accessories.

•	On April 17, 2007, the Company completed the acquisition of substantially all the operating assets of the related companies consisting of Nicholas J. Bouras, Inc., United Steel Deck, Inc., The New Columbia Joist Company, and ABA Trucking Corporation. The acquisition establishes CMC as a manufacturer of steel deck.

•	On January 4, 2007, the Company completed the acquisition of the operating assets and inventory of Bruhler Stahlhandel GmbH steel fabrication business in Rosslau/Saxony-Anhalt in eastern Germany. The acquisition was made by CMC’s subsidiary Commercial Metals Deutschland GmbH.
These acquisitions are expected to strengthen the Company’s marketing position in the respective regions and product lines. The total purchase price of $165.0 million ($164.0 million in cash and $1.0 million in notes payable) for the acquisitions in fiscal 2007 was allocated to the acquired assets and assumed liabilities based on estimates of their respective fair values. The following is a summary of the allocation of the total purchase price as of the date of the respective acquisitions (in thousands), subject to change following management’s final evaluation of the fair value assumptions:

(in thousands)	Total

Inventories	$88,315
Other current assets	10
Property, plant and equipment	64,943
Goodwill	1,959
Intangible assets	10,991
Other assets	1,556
Liabilities	(2,812)

Net assets acquired	$164,962

The intangible assets acquired include customer base, trade name and non-compete agreements which will be amortized over 5 years and a backlog, which will be amortized over 9 months.
The pro forma effect of the acquisitions on consolidated net earnings would not have been materially different than reported.
On March 2, 2007, the Company purchased all of the shares of CMCZ owned by the Polish Ministry of State Treasury for approximately $60 million. The shares acquired represent 26.4% of the total CMCZ shares outstanding. The Company intends to redeem the shares and with this purchase and subsequent redemption, CMC holds approximately 99.8% of the outstanding shares of CMCZ.
Fiscal 2006
During the year ended August 31, 2006, the Company acquired the following businesses:
•	On August 8, 2006, the Company acquired substantially all of the operating assets of Concrete Formtek Services, Inc. (CFS), located in Riverside, California. CFS specializes in the rental of forming and shoring equipment to the California construction market.

•	On July 17, 2006, the Company acquired substantially all of the operating assets of Cherokee Supply, with facilities in Tulsa, Oklahoma and Little Rock, Arkansas. Cherokee Supply specializes in highway and commercial construction-related products supply.

•	On June 7, 2006, the Company purchased substantially all of the operating assets of Yonack Iron & Metal Co. and related companies, which operate scrap and metal processing facilities in Dallas and Forney, Texas; Stroud, Oklahoma and Lonoke, Arkansas and a plastic scrap recycling facility in Grand Prairie, Texas.

•	On March 6, 2006, the Company acquired 100% of the shares of Southmet Pty Ltd, a plate and long products processor, in Adelaide, Australia.

•	On March 1, 2006, the Company acquired substantially all of the operating assets of Brost Forming Supply, Inc., with facilities in Tucson and Phoenix, Arizona. Brost Forming Supply, Inc. specializes in concrete framework, tilt-up and concrete-related products.

•	On November 14, 2005, the Company acquired substantially all of the operating assets of Hall-Hodges Company, a reinforcing steel fabricator in Norfolk, Virginia.
These acquisitions are expected to strengthen the Company’s marketing position in the respective regions and product lines. The total purchase price of $46.0 million ($44.4 million in cash and $1.6 million in notes payable) for these acquisitions was allocated to the acquired assets and assumed liabilities based on estimates of their respective fair values. The following is a summary of the allocation of the total purchase price as of the date of the respective acquisitions (in thousands):

(in thousands)	Total

Accounts receivable	$4,255
Inventories	13,895
Other current assets	125
Property, plant and equipment	24,297
Intangible assets	4,857
Goodwill	5,149
Other assets	36
Liabilities	(6,643)

Net assets acquired	$45,971

The intangible assets acquired include customer base, trade name and non-compete agreements, which will be amortized over 5 years and a backlog, which will be amortized over 12 months.
The pro forma effect of these acquisitions on consolidated net earnings would not have materially changed reported net earnings.
Fiscal 2005
During the year ended August 31, 2005, the Company acquired the following businesses:
•	On August 16, 2005, the Company acquired substantially all of the operating assets of a Juarez, Mexico joist manufacturing facility from a subsidiary of Canam Group, Inc. of Quebec, Canada. This facility will operate as part of the Company’s domestic fabrication segment and allow the Company to achieve production synergies with its existing plants and expand the territory for its joist operations in the southwestern United States and northern Mexico.

•	On November 4, 2004, the Company acquired substantially all of the operating assets of the J.L. Davidson Company’s rebar fabricating facility located in Rialto, California. The acquisition will allow the Company to expand its supply of fabricated rebar to fab customers and to expand its supply of niche specialty and accessory products.
The total purchase price of $14.6 million ($12.3 million in cash and $2.3 million in notes payable) for these acquisitions was allocated to the acquired assets and assumed liabilities based on estimates of their respective fair values. The following is a summary of the allocation of the total purchase price as of the date of the respective acquisitions (in thousands):

(in thousands)	Total

Inventories	$3,041
Property, plant and equipment	11,478
Backlog	63
Other assets	113
Liabilities	(104)

Net assets acquired	$14,591

The pro forma effect of these acquisitions on consolidated net earnings would not have materially changed reported net earnings.
NOTE 3. SALES OF ACCOUNTS RECEIVABLE
The Company has an accounts receivable securitization program which it utilizes as a cost-effective, short-term financing alternative. Under this program, the Company and several of its subsidiaries periodically sell certain eligible trade accounts receivable to the Company’s wholly-owned consolidated special purpose subsidiary (CMCRV). CMCRV is structured to be a bankruptcy-remote entity and was formed for the sole purpose of buying and selling receivables generated by the Company. The Company, irrevocably and without recourse, transfers all applicable trade accounts receivable to CMCRV. CMCRV, in turn, sells an undivided percentage ownership interest in the pool of receivables to affiliates of two third party financial institutions. On April 12, 2007, the agreement with the financial institution affiliates was extended to April 10, 2008. CMCRV may sell undivided interests of up to $200 million, depending on the Company’s level of financing needs.
The Company accounts for its transfers of receivables to CMCRV together with CMCRV’s sales of undivided interests in these receivables to the financial institutions as sales. At the time an undivided interest in the pool of receivables is sold, the amount is removed from the consolidated balance sheet and the proceeds from the sale are reflected as cash provided by operating activities.
At August 31, 2007 and 2006, uncollected accounts receivable of $378 million and $351 million, respectively, had been sold to CMCRV. The Company’s undivided interest in these receivables (representing the Company’s retained interest) was 100% at August 31, 2007 and 2006. The average monthly amounts of undivided interests owned by the financial institution buyers were $6.2 million, $0.8 million and $32.8 million for the years ended August 31, 2007, 2006 and 2005, respectively. The carrying amount of the Company’s retained interest in the receivables approximated fair value due to the short-term nature of the collection period. The retained interest is determined reflecting 100% of any allowance for collection losses on the entire receivables pool. No other material assumptions are made in determining the fair value of the retained interest. This retained interest is subordinate to, and provides credit enhancement for, the financial institution buyers’ ownership interest in CMCRV’s receivables, and is available to the financial institution buyers to pay any fees or expenses due to them and to absorb all credit losses incurred on any of the receivables. The Company is responsible for servicing the entire pool of receivables. This U.S. securitization program contains certain cross-default provisions whereby a termination event could occur if the Company defaulted under one of its credit arrangements.
In addition to the securitization program described above, the Company’s international subsidiaries in Europe and Australia periodically sell accounts receivable. These arrangements also constitute true sales and, once the accounts are sold, they are no longer available to satisfy the Company’s creditors in the event of bankruptcy. The Company’s Australian subsidiary entered into an agreement with a financial institution to periodically sell certain trade accounts receivable up to a maximum of 97 million AUD ($79 million). This Australian program contains covenants in which our subsidiary must meet certain coverage and tangible net worth levels (as defined). At August 31, 2007, our Australian subsidiary was in compliance with these covenants. Uncollected accounts receivable that had been sold under these international arrangements and removed from the consolidated balance sheets were $151.7 million and $61.9 million at August 31, 2007 and 2006, respectively. The average monthly amounts of international accounts receivable sold were $99.0 million, $61.8 million and $65.3 million for the years ended August 31, 2007, 2006 and 2005, respectively.
During the fourth quarter of 2007, the Company’s international subsidiary in Poland initiated the sale of accounts receivable and should continue to periodically sell accounts receivable. At August 31, 2007, the Poland subsidiary sold $16.7 million of accounts receivable. Also during the fourth quarter of 2007, one of the Company’s domestic subsidiaries initiated the sale of its accounts receivable based in Mexico and should continue to periodically sell accounts receivable. At August 31, 2007, this domestic subsidiary sold $9.2 million of accounts receivable.
Discounts (losses) on domestic and international sales of accounts receivable were $5.6 million, $3.2 million and $4.1 million for the years ended August 31, 2007, 2006 and 2005, respectively. These losses primarily represented the costs of funds and were included in selling, general and administrative expenses.
NOTE 4. INVENTORIES
Before deduction of last-in, first-out (LIFO) inventory valuation reserves of $240.5 million and $189.3 million at August 31, 2007 and 2006, respectively, inventories valued under the first-in, first-out method (FIFO) approximated market value.
At August 31, 2007 and 2006, 55% and 69%, respectively, of total inventories were valued at LIFO. The remainder of inventories, valued at FIFO, consisted mainly of material dedicated to CMCZ and certain marketing and distribution businesses.
The majority of the Company’s inventories are in the form of finished goods, with minimal work in process. Approximately $66.4 million and $54.6 million were in raw materials at August 31, 2007 and 2006, respectively.
During 2007, inventory quantities in certain LIFO pools were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2007 purchases, the effect of which decreased cost of goods sold by approximately $12.9 million and increased net earnings by approximately $8.4 million or $.07 per share.
NOTE 5. DISCONTINUED OPERATIONS AND IMPAIRMENTS
On August 30, 2007, the Company’s Board approved the plan to offer to sell a division (“the division”) which is involved with the buying, selling and distribution of nonferrous metals, namely copper, aluminum and stainless steel semifinished products. The Company anticipates the sale will occur in fiscal 2008. The division is presented as a discontinued operation in the consolidated statements of earnings.
The Company performed an impairment test of the division at August 31, 2007 and determined the estimated fair value of the division exceeded its carrying value. Accordingly, an impairment charge was not warranted at August 31, 2007.
The division is in the International Fabrication and Distribution segment. Various financial information for the division is as follows:

	2007	2006	2005

At August 31,
Current assets	$93,385	$101,951	$98,163
Noncurrent assets	1,795	4,873	941
Current liabilities	34,889	49,435	31,420
Noncurrent liabilities	874	935	343

Fiscal Year
Revenue	422,136	343,772	332,359
(Loss) earnings before taxes	(4,827)	(10,011)	1,949
Asset impairment charges relating to other long-lived assets were $3.4 million during the year ended August 31, 2007. Asset impairment charges during the years ended August 31, 2006 and 2005 were not material.
NOTE 6. CREDIT ARRANGEMENTS
The Company’s commercial paper program permits maximum borrowings of up to $400 million. The program’s capacity is reduced by outstanding standby letters of credit which totaled $26.1 million as of August 31, 2007. It is the Company’s policy to maintain contractual bank credit lines equal to 100% of the amount of the commercial paper program. The $400 million unsecured revolving credit agreement matures on May 23, 2010, and has a minimum interest coverage ratio requirement of two and one-half times and a maximum debt capitalization requirement of 60%. The agreement provides for interest based on Bank of America’s prime rate and facility fees of 12.5 basis points per annum. No compensating balances are required. The Company was in compliance with these requirements at August 31, 2007. At August 31, 2007 and 2006, no borrowings were outstanding under the commercial paper program or the related revolving credit agreements.
The Company has numerous informal credit facilities available from domestic and international banks. These credit facilities are priced at bankers’ acceptance rates or on a cost of funds basis. No compensating balances or commitment fees are required under these credit facilities. Amounts outstanding on these facilities relate to accounts payable settled under bankers’ acceptances as described in Note 1, Summary of Significant Accounting Policies.
Long-term debt was as follows, as of August 31:

(in thousands)	2007	2006

6.80% notes due August 2007	$—	$50,000
6.75% notes due February 2009	100,000	100,000
CMCZ term note due March 2009	—	18,322
5.625% notes due November 2013	200,000	200,000
6.50% notes due July 2017	400,000	—
Other, including equipment notes	11,543	13,926

	711,543	382,248
Less current maturities	4,726	60,162

	$706,817	$322,086

As of August 31, 2007 the Company was in compliance with all debt requirements for these notes. Interest on these notes is payable semiannually.
In July 2007, the Company issued $400 million in senior unsecured notes due in July 2017. The Notes have a coupon rate of 6.50% per year. In anticipation of the offering, the Company entered into hedge transactions which reduced the Company’s effective interest rate cost on the Notes to approximately 6.45%. The Company used or intended to use the net proceeds from the offering to repay its 6.80% notes due August 2007, to repay commercial paper and other short-term domestic bank borrowings, to fund construction and working capital for its new micro mill to be built in Arizona, and for general corporate purposes.
In May 2007, CMCZ renewed its revolving credit facility that expired on May 11, 2007. The renewed facility has maximum borrowings of 100 million PLN ($35.7 million) bearing interest at the Warsaw Interbank Offered Rate (WIBOR) plus 0.5%. This facility has an expiration date of May 9, 2008 and is not collateralized. As of August 31, 2007, no amounts were outstanding under this facility. The revolving credit facilities contain certain financial covenants. CMCZ was in compliance with these covenants at August 31, 2007. There are no guarantees by the Company or any of its subsidiaries for any of CMCZ’s debt.
CMC Poland, a wholly-owned subsidiary of the Company, owns and operates equipment at the CMCZ mill site. In connection with the equipment purchase, CMC Poland issued equipment notes under a term agreement dated September 2005 with 25.6 million PLN ($9.2 million) outstanding at August 31, 2007. Installment payments under these notes are due through 2010. Interest rates are variable based on the Poland Monetary Policy Council’s rediscount rate, plus an applicable margin. The weighted average rate as of August 31, 2007 was 4.25%. The notes are substantially secured by the shredder equipment.
The aggregate amounts of all long-term debt maturities for the five years following August 31, 2007 are (in thousands): 2008-$4,726; 2009-$103,608; 2010-$3,136; 2011-$22; 2012 and thereafter-$600,051.
Interest of $3.2 million, $2.3 million, and $1.3 million was capitalized in the cost of property, plant and equipment constructed in 2007, 2006 and 2005, respectively. Interest of $37.2 million, $29.9 million, and $31.7 million was paid in 2007, 2006 and 2005, respectively.

NOTE 7. FINANCIAL INSTRUMENTS, MARKET AND CREDIT RISK
Due to near-term maturities, allowances for collection losses, investment grade ratings and security provided, the following financial instruments’ carrying amounts are considered equivalent to fair value:
•	Cash and cash equivalents

•	Accounts receivable/payable

•	Notes payable — CMCZ

•	Trade financing arrangements
The Company’s long-term debt is predominantly publicly held. Fair value was determined by indicated market values.

	August 31,
(in thousands)	2007	2006

Long-Term Debt:
Carrying amount	$706,817	$322,086
Estimated fair value	725,738	319,261
The Company maintains both corporate and divisional credit departments. Credit limits are set for customers. Credit insurance is used for some of the Company’s divisions. Letters of credit issued or confirmed by sound financial institutions are obtained to further ensure prompt payment in accordance with terms of sale; generally, collateral is not required. Approximately $516 million and $471 million of the Company’s accounts receivable at August 31, 2007 and 2006, respectively, were secured by credit insurance and/or letters of credit.
In the normal course of its marketing activities, the Company transacts business with substantially all sectors of the metals industry. Customers are internationally dispersed, cover the spectrum of manufacturing and distribution, deal with various types and grades of metal and have a variety of end markets in which they sell. The Company’s historical experience in collection of accounts receivable falls within the recorded allowances. Due to these factors, no additional credit risk, beyond amounts provided for collection losses, is believed inherent in the Company’s accounts receivable.
The Company’s worldwide operations and product lines expose it to risks from fluctuations in foreign currency exchange rates and metals commodity prices. The objective of the Company’s risk management program is to mitigate these risks using futures or forward contracts (derivative instruments). The Company enters into metal commodity forward contracts to mitigate the risk of unanticipated declines in gross margin due to the volatility of the commodities’ prices, and enters into foreign currency forward contracts which match the expected settlements for purchases and sales denominated in foreign currencies. Also, when its sales commitments to customers include a fixed price freight component, the Company occasionally enters into freight forward contracts to minimize the effect of the volatility of ocean freight rates. The Company designates only those contracts which closely match the terms of the underlying transaction as hedges for accounting purposes. These hedges resulted in substantially no ineffectiveness in the statements of earnings, and there were no components excluded from the assessment of hedge effectiveness for the years ended August 31, 2007, 2006 and 2005.
Certain of the foreign currency and all of the commodity and freight contracts were not designated as hedges for accounting purposes, although management believes they are essential economic hedges. All of the instruments are highly liquid and none are entered into for trading purposes.
The following chart shows the impact on the consolidated statements of earnings of the changes in fair value of these economic hedges included in determining net earnings (in thousands) for the years ended August 31. Settlements are recorded within the same line item as the related unrealized gains (losses).

Earnings (Expense)	2007	2006	2005

Net sales (foreign currency instruments)	$273	$(30)	$(293)
Cost of goods sold (commodity instruments)	(1,062)	2,261	(400)

The Company’s derivative instruments were recorded as follows on the consolidated balance sheets (in thousands) at August 31:

	2007	2006

Derivative assets (other current assets)	$7,484	$5,633
Derivative liabilities (other payables)	4,878	8,323
The following table summarizes activities in other comprehensive income (losses) related to derivatives classified as cash flow hedges held by the Company during the years ended August 31 (in thousands):

	2007	2006	2005

Change in market value (net of taxes)	$8,964	$(4,689)	$(785)
(Gain) reclassified into net earnings, net	(1,890)	(70)	(112)

Other comprehensive income (loss)-unrealized gain (loss) on derivatives	$7,074	$(4,759)	$(897)

During the twelve months following August 31, 2007, $1.8 million in gains related to commodity hedges and capital expenditures are anticipated to be reclassified into net earnings as the related transactions mature and the assets are placed into service, respectively. Also, an additional $194 thousand in gains will be reclassified as interest expense related to interest rate locks.
All of the instruments are highly liquid and none are entered into for trading purposes.
The FASB has issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosure about fair value measurements. The Company is required to adopt the provisions of this statement in the first quarter of fiscal 2009. Management is reviewing the potential effects of this statement; however, does not expect the adoption of SFAS No. 157 to have a material impact on the Company’s consolidated financial statements.
The FASB has issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities,” which permits entities to choose to measure certain financial assets and liabilities at fair value. The Company is required to adopt the provisions of this statement in the first quarter of fiscal 2009. Management is reviewing the potential effects of this statement; however, it does not expect the adoption of SFAS 159 to have a material impact on the Company’s consolidated financial statements.
NOTE 8. INCOME TAXES
The provisions for income taxes include the following:

	Year ended August 31,
(in thousands)	2007	2006	2005

Current:
United States	$137,566	$178,259	$137,118
Foreign	32,244	22,875	3,196
State and local	13,583	18,960	9,257

Current taxes	183,393	220,094	149,571
Deferred	(12,355)	(32,157)	8,425

Total taxes on income	$171,038	$187,937	$157,996

Taxes (benefit) on discontinued operations	(1,731)	(3,280)	671

Taxes for continuing operations	$172,769	$191,217	$157,325

Taxes of $185.3 million, $204.6 million and $118.8 million were paid in 2007, 2006 and 2005, respectively.

Deferred taxes arise from temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements. The sources and deferred tax liabilities (assets) associated with these differences are:

	August 31,
(in thousands)	2007	2006

Deferred tax assets:
Deferred compensation	$44,723	$32,088
Net operating losses (less allowances of $2,977 and $2,549)	3,046	1,092
Reserves and other accrued expenses	9,139	7,707
Impaired assets	2,741	2,326
Allowance for doubtful accounts	5,501	5,059
Other	3,585	7,437

Deferred tax assets	$68,735	$55,709

Deferred tax liabilities:
Deferred revenue	$2,954	$4,421
Tax on difference between tax and book depreciation	42,827	42,851
Unremitted earnings of non-U.S. subsidiaries	28,565	22,811
Inventory	8,742	8,158
Other	3,628	5,860

Deferred tax liabilities	$86,716	$84,101

Net deferred tax liability	$17,981	$28,392

Amounts recognized in the consolidated balance sheets consist of:

	August 31,
(in thousands)	2007	2006

Deferred tax asset — current	$6,353	$5,187
Deferred tax asset — long term	12,014	8,718
Deferred liability — current	4,371	7,747
Deferred tax liability — long term	31,977	34,550

Net deferred tax liability	$17,981	$28,392

The Company uses substantially the same depreciable lives for tax and book purposes. Changes in deferred taxes relating to depreciation are mainly attributable to differences in the basis of underlying assets recorded under the purchase method of accounting. The Company provides United States taxes on unremitted foreign earnings except for its operations in CMCZ and Australia, which it considers to be permanently invested. The amounts of these permanently invested earnings at August 31, 2007 were $194.4 million and $65.8 million for CMCZ and Australia, respectively. In the event that the Company repatriated these earnings, incremental U.S. taxes may be incurred. The Company has determined that it is not practicable to determine the amount of these incremental U.S. taxes. Net operating losses consist of $6.0 million of state net operating losses that expire during the tax years ending from 2009 to 2027. These assets will be reduced as tax expense is recognized in future periods.
Reconciliations of the United States statutory rates to the effective rates are as follows:

	Year ended August 31,
	2007	2006	2005

Statutory rate	35.0%	35.0%	35.0%
State and local taxes	1.6	2.5	1.4
Manufacturing deduction	(0.6)	(0.7)	—
Extraterritorial income deduction	(0.2)	(0.4)	(0.4)
Foreign rate differential	(4.1)	(1.5)	(0.3)
Tax repatriation charge (benefit)	—	(0.7)	—
Other	0.2	(0.3)	—

Effective tax rate	31.9%	33.9%	35.7%

We closed the Internal Revenue Service (IRS) examinations of federal tax returns for fiscal years 2004 and 2003 during the last quarter of fiscal year 2007 and have recorded a refund receivable in the amount of $2.7 million. The

IRS is now examining our federal tax returns for fiscal years 2005 and 2006. We believe our recorded tax liabilities as of August 31, 2007 are sufficient, and we do not anticipate any additional assessments to be made by the IRS upon the completion of their examinations.
In June 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FAS No. 109, “Accounting for Income Taxes.” FIN 48 requires that the Company recognize, in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. In May 2007, the FASB issued Staff Position FIN No. 48-1, “Definition of ‘Settlement’ in FASB Interpretation No. 48”. FSP FIN 48-1 provides guidance on how a company should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The provisions of FIN 48 are effective for the Company’s first quarter of fiscal 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently assessing the impact, if any, that the adoption of FIN 48 will have on the Company’s consolidated financial statements.
NOTE 9. CAPITAL STOCK
On April 24, 2006, the Company declared a two-for-one stock split in the form of a 100% stock dividend on the Company’s common stock payable May 22, 2006 to shareholders of record on May 8, 2006. The stock dividend resulted in the issuance of 64,530,332 additional shares of common stock and a transfer of $0.6 million from additional paid-in capital at the record date. All per share and weighted average share amounts in the accompanying consolidated financial statements have been restated to reflect the stock split.
On January 26, 2006, the shareholders of the Company approved an increase in the authorized shares of common stock from 100,000,000 to 200,000,000 shares. The shareholders also voted to change the par value of the Company’s common stock from $5.00 to $0.01 per share. As a result, $322 million was transferred from common stock to additional paid-in capital.
During fiscal 2007, the Company purchased 2,116,975 common shares for treasury. At August 31, 2007, the Company had remaining authorization to purchase 1,224,785 of its common shares.
Stock Purchase Plan Almost all U.S. resident employees with a year of service at the beginning of each calendar year may participate in the Company’s employee stock purchase plan. Each eligible employee may purchase up to 400 shares annually. The Board of Directors establishes the purchase discount from the market price. The discount was 25% for each of the three years ended August 31, 2007, 2006 and 2005. Yearly activity of the stock purchase plan was as follows:

	2007	2006	2005

Shares subscribed	497,520	761,620	1,454,520
Price per share	$21.86	$13.44	$7.94
Shares purchased	704,220	1,316,720	1,048,080
Price per share	$12.72	$7.97	$5.04
Shares available	1,121,024
The Company recorded compensation expense for this plan of $3.2 million, $3.2 million and $3.0 million in 2007, 2006 and 2005, respectively.
Stock Incentive Plans The 1996 Long-Term Incentive Plan (1996 Plan) was approved by shareholders in January 1997. Under the 1996 Plan, stock options, SARs, and restricted stock may be awarded to employees. The option price for both the stock options and the SARs is the fair market value of the Company’s stock at the date of grant. The outstanding option awards under the 1996 Plan vest 50% after one year and 50% after two years from date of grant and will expire seven years after grant. The Company’s Board of Directors voted to terminate the 1996 Plan effective August 31, 2006, except for awards then outstanding. As a result of this action, no additional shares are available for grants under this plan.
The 2006 Long-Term Equity Incentive Plan was approved by shareholders January 25, 2007. The 2006 Equity Plan, which is intended to replace the Company’s terminated 1996 Long-Term Equity Incentive Plan, provides that 5,000,000 shares are reserved for future awards. During fiscal year 2007, the Company issued 171,370 shares of restricted stock to employees and issued SARs relating to the appreciation in 1,403,520 shares of common stock at a weighted average price of $34.28 per share (the exercise price equaled the closing price per share on the NYSE on the date of grant). These SARs and the restricted stock vest over a three-year period in increments of one-third.
In January 2000, stockholders approved the 1999 Non-Employee Director Stock Option Plan and authorized 800,000 shares to be made available for option grants to non-employee directors. The price of these options is the fair market value of the Company’s stock at the date of the grant. The options granted vest 50% after one year and 50% after two years from the grant date. Under this Plan, any outside director could elect to receive all or part of fees otherwise payable in the form of a stock option. Options granted in lieu of fees are immediately vested. All options expire seven years from the date of grant. The 1999 Non-Employee Director Stock Plan was amended with stockholder approval in January 2005 and 2007 in order to provide annual grants of either non-qualified options, restricted stock or restricted stock units to non-employee directors. This annual award can either be in the form of a nonqualified stock option grant for 14,000 shares or a restricted stock or unit award of 4,000 shares. On January 25, 2007, the Company issued an aggregate of 32,000 shares of common stock to eight non-employee directors and on April 16, 2007, an additional 3,112 shares were issued to a new non-employee director at the time of his election as a director. Restricted stock awards vest over a two-year period. Prior to vesting, restricted stock award recipients receive an amount equivalent to any dividend declared on the Company’s common stock.
Combined information for shares subject to options and SARs for the three plans was as follows:

		Weighted
		Average	Price
		Exercise	Range
	Number	Price	Per Share

September 1, 2004
Outstanding	13,677,060	$4.75	$2.75-7.79
Exercisable	8,557,496	3.72	2.75-7.53
Granted	1,056,990	12.33	12.31-13.58
Exercised	(3,929,792)	3.86	2.75-7.78
Forfeited	(56,000)	4.35	2.94-7.78
Increase authorized	2,632,656

August 31, 2005
Outstanding	10,748,258	$5.82	$2.74-13.58
Exercisable	7,959,758	4.54	2.74-13.58
Granted	639,030	24.53	21.81-24.71
Exercised	(3,834,740)	4.50	2.74-7.78
Forfeited	(67,200)	9.51	3.41-12.31

August 31, 2006
Outstanding	7,485,348	$8.06	$2.75-24.71
Exercisable	6,178,200	5.90	2.75-13.58
Granted	1,403,520	34.28	31.75-34.28
Exercised	(2,380,238)	5.28	2.75–24.57
Forfeited	(27,722)	13.44	2.94–24.57

August 31, 2007
Outstanding	6,480,908	$14.74	$2.94-34.28
Exercisable	4,333,089	7.65	2.94-24.71
Available for grant*	4,067,432	—	—

*	Includes shares available for options, SARs and restricted stock grants.

Share information for options and SARs at August 31, 2007:

	Outstanding				Exercisable
		Weighted
		Average	Weighted			Weighted
Range of		Remaining	Average	Aggregate		Average	Aggregate
Exercise	Number	Contractual	Exercise	Intrinsic	Number	Exercise	Intrinsic
Price	Outstanding	Life (Years)	Price	Value	Outstanding	Price	Value

$2.94-3.78	1,054,572	2.0	$3.49		1,054,572	$3.49
4.29-5.36	621,763	1.4	4.34		621,763	4.34
7.53-7.78	1,850,792	3.5	7.77		1,850,792	7.77
12.31-13.58	932,861	4.8	12.33		605,919	12.34
21.81-24.71	617,400	5.7	24.53		200,043	24.52
31.75-34.28	1,403,520	6.8	34.28		—	—

$2.94-34.28	6,480,908	4.2	$14.74	$99,282,195	4,333,089	$7.65	$92,040,348

Information for restricted stock awards as of August 31, 2007 and 2006, and changes during each of the two years then ended:

		Weighted Average
		Grant - Date
Restricted Stock Awards	Shares	Fair Value

At September 1, 2005	543,600	$12.38
Granted	296,150	24.17
Vested	(184,983)	12.42
Forfeited	(17,800)	12.31

At August 31, 2006	636,967	$17.86

At September 1, 2006	636,967	$17.86
Granted	206,482	32.93
Vested	(280,859)	16.72
Forfeited	(8,166)	18.27

At August 31, 2007	554,424	$24.04

Preferred Stock Preferred stock has a par value of $1.00 a share, with 2,000,000 shares authorized. It may be issued in series, and the shares of each series shall have such rights and preferences as fixed by the Board of Directors when authorizing the issuance of that particular series. There are no shares of preferred stock outstanding.
Stockholder Rights Plan On July 28, 1999, the Company’s Board of Directors adopted a stockholder rights plan pursuant to which stockholders were granted preferred stock rights (Rights) to purchase one one-thousandth of a share of the Company’s Series A Preferred Stock for each share of common stock held. In connection with the adoption of such plan, the Company designated and reserved 100,000 shares of preferred stock as Series A Preferred Stock and declared a dividend of one Right on each outstanding share of the Company’s common stock. Rights were distributed to stockholders of record as of August 9, 1999. The Rights Agreement provides that the number of Rights associated with each share of common stock shall be adjusted in the event of a stock split. After giving effect to subsequent stock splits, each share of common stock now carries with it one-eighth of a Right.
The Rights are represented by and traded with the Company’s common stock. The Rights do not become exercisable or trade separately from the common stock unless at least one of the following conditions are met: a public announcement that a person has acquired 15% or more of the common stock of the Company or a tender or exchange offer is made for 15% or more of the common stock of the Company. Should either of these conditions be met and the Rights become exercisable, each Right will entitle the holder (other than the acquiring person or group) to buy one one-thousandth of a share of the Series A Preferred Stock at an exercise price of $150.00. Each fractional share of the Series A Preferred Stock will essentially be the economic equivalent of one share of common stock. Under certain circumstances, each Right would entitle its holder to purchase the Company’s stock or shares of the acquirer’s stock at a 50% discount. The Company’s Board of Directors may choose to redeem the Rights (before they become exercisable) at $0.001 per Right. The Rights expire July 28, 2009.

NOTE 10. EMPLOYEES’ RETIREMENT PLANS
Substantially all employees in the U.S. are covered by a defined contribution profit sharing and savings plan. This tax qualified plan is maintained and contributions made in accordance with ERISA. The Company also provides certain eligible executives benefits pursuant to a nonqualified benefit restoration plan (BRP Plan) equal to amounts that would have been available under the tax qualified ERISA plans, save for limitations of ERISA, tax laws and regulations. Company contributions, which are discretionary, to all plans were $82.1 million, $62.5 million and $47.0 million for 2007, 2006 and 2005, respectively. These costs were recorded in selling, general and administrative expenses.
The deferred compensation liability under the BRP Plan was $82.2 million and $53.0 million at August 31, 2007 and 2006, respectively, and recorded in other long-term liabilities. Though under no obligation to fund the plan, the Company has segregated assets in a trust with a current value at August 31, 2007 and 2006 of $77 million and $51.2 million, respectively, and recorded in other long-term assets. The net holding gain on these segregated assets was $8.2 million and $4.0 million for the years ended August 31, 2007 and 2006, respectively.
A certain number of employees outside of the U.S. participate in defined contribution plans maintained in accordance with local regulations. Company contributions to these international plans were $3.8 million, $2.8 million and $2.7 million for the years ended August 31, 2007, 2006, and 2005, respectively.
The Company provides post retirement defined benefits to employees at certain divisions. In September 2006, the FASB issued statement No.158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 123R,” (“SFAS 158”).  On August 31, 2007, the Company adopted the recognition provisions of SFAS 158.  SFAS 158 requires the Company to recognize the $0.9 million unfunded status of the plan as a liability in the August 31, 2007 consolidated balance sheets the Company, with a corresponding reduction of $0.8 million to accumulated other comprehensive income, net of income taxes. The adoption of SFAS 158 had no effect on the Company’s consolidated statements of earnings for the year ended August 31, 2007, or for any prior periods presented, and it will not impact our operating results in future periods.
NOTE 11. COMMITMENTS AND CONTINGENCIES
Minimum lease commitments payable by the Company and its consolidated subsidiaries for noncancelable operating leases in effect at August 31, 2007, are as follows for the fiscal periods specified:

		Real
(in thousands)	Equipment	Estate

2008	$15,561	$22,244
2009	13,909	17,113
2010	11,756	13,217
2011	9,348	7,102
2012 and thereafter	11,083	21,937

	$61,657	$81,613

Total rental expense was $36.1 million, $24.9 million and $18.8 million in 2007, 2006 and 2005, respectively.
Environmental and Other Matters
In the ordinary course of conducting its business, the Company becomes involved in litigation, administrative proceedings and governmental investigations, including environmental matters.
The Company has received notices from the U.S. Environmental Protection Agency (EPA) or equivalent state agency that it is considered a potentially responsible party (PRP) at thirteen sites, none owned by the Company, and may be obligated under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) or similar state statute to conduct remedial investigations, feasibility studies, remediation and /or removal of alleged releases of hazardous substances or to reimburse the EPA for such activities. The Company is involved in litigation or administrative proceedings with regard to several of theses sites in which the Company is contesting, or at the appropriate time may contest, its liability at the sites. In addition, the Company has received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites. Some of these environmental matters or other proceedings may result in fines, penalties or judgments being assessed against the Company. At August 31, 2007, based on currently available information, which is in many cases preliminary and incomplete, management estimates that the Company’s aggregate liability for cleanup and remediation costs in connection with eight of the thirteen sites will be between $2.1 million and $2.7 million. The Company has accrued for these liabilities based upon management’s best estimates. At August 31, 2007, $6.5 million was accrued for environmental liabilities of which $5.0 million was classified as other long-term liabilities. Due to evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process and other factors, amounts accrued could vary significantly from amounts paid. Accordingly, it is not possible to estimate a meaningful range of possible exposure. Historically, the amounts that we have ultimately paid for such remediation activities have not been material.
Management believes that adequate provision has been made in the financial statements for the potential impact of these issues, and that the outcomes will not significantly impact the results of operations or the financial position of the Company, although they may have a material impact on earnings for a particular quarter.
Guarantees The Company has entered into guarantee agreements with certain banks in connection with credit facilities granted by the banks to various suppliers of the Company. The fair value of the guarantees are negligible. All of the guarantees listed in the table below reflect the Company’s exposure as of August 31, 2007 and are required to be completed within 3 years.

		Maximum	Maximum
Origination	Guarantee	Credit	Company
Date	With	Facility	Exposure

May 2006	Bank	$15 million	$0.8 million
February 2007	Bank	80 million	8.0 million
February 2007	Bank	30 million	1.8 million
NOTE 12. EARNINGS PER SHARE
In calculating earnings per share, there were no adjustments to net earnings to arrive at earnings for any years presented. The reconciliation of the denominators of the earnings per share calculations are as follows at August 31:

	2007	2006	2005

Shares outstanding for basic earnings per share	118,014,149	117,989,877	118,048,880
Effect of dilutive securities:
Stock-based incentive/purchase plans	3,667,581	5,469,192	5,331,294

Shares outstanding for diluted earnings per share	121,681,730	123,459,069	123,380,174

All of the Company’s outstanding stock options and restricted stock were dilutive at August 31, 2007, 2006 and 2005 based on the average share price of $32.16, $23.65 and $13.58, respectively. All of the Company’s Stock Appreciation Rights were dilutive at August 31, 2007 and 2005. SARs with total share commitments of 637,673 were antidilutive at August 31, 2006. All stock options and SARs expire by 2014.
The Company’s restricted stock is included in the number of shares of common stock issued and outstanding, but omitted from the basic earnings per share calculation until the shares vest as required by Financial Accounting Standards.

NOTE 13. ACCRUED EXPENSES AND OTHER PAYABLES

	August 31,
(in thousands)	2007	2006

Salaries, bonuses and commissions	$164,953	$148,137
Employees’ retirement plans	61,389	58,087
Other	60,846	47,985
Advance billings on contracts	46,365	29,907
Freight	28,415	33,419
Insurance	21,333	15,089
Taxes other than income taxes	20,174	18,397
Interest	7,598	4,759
Litigation accruals	6,666	6,650
Contract losses	5,143	4,095
Environmental	1,482	2,494
Software purchases	1,046	10,745

	$425,410	$379,764

NOTE 14. BUSINESS SEGMENTS
The Company’s reportable segments are based on strategic business areas, which offer different products and services. These segments have different lines of management responsibility as each business requires different marketing strategies and management expertise.
Prior to September 1, 2007, the Company structured the business into the following five reportable segments: domestic mills, CMCZ, domestic fabrication, recycling and marketing and distribution. However, during the first quarter of fiscal 2008, the Company implemented a new organization structure. As a result, the Company now structures the business into the following five segments: Americas Mills, Americas Fabrication and Distribution, Americas Recycling, International Mills and International Fabrication and distribution.
The Americas Mills segment includes the Company’s domestic steel minimills and the copper tube minimill. The copper tube minimill is aggregated with the Company’s steel minimills because it has similar economic characteristics. The International Mills segment includes the CMCZ minimill and subsidiaries in Poland which have been presented as a separate segment because the economic characteristics of their markets and the regulatory environment in which they operate are different from that of the Company’s domestic minimills. The Americas Fabrication and Distribution segment consists of the Company’s rebar and joist and deck fabrication operations, fence post manufacturing plants, construction-related and other products facilities. Additionally, the Americas Fabrication and Distribution consists of the CMC Dallas Trading division which markets and distributes steel semi-finished long and flat products, primarily aluminum and aluminum semi-finished flat rolled and extruded products, nonferrous scrap, steel scrap and steel re-rolling stock into the Americas from a diverse base of international and domestic sources. The Americas Recycling segment consists of the scrap metal processing and sales operations primarily in Texas, Florida and the southern United States including the scrap processing facilities which directly support the Company’s domestic steel mills. International Fabrication and Distribution includes international operations for the sales, distribution and processing of both ferrous and nonferrous metals and other industrial products in addition to rebar fabrication operations in Europe. The domestic and international distribution operations consist only of physical transactions and not position taking for speculation. Corporate contains expenses of the Company’s corporate headquarters, expenses related to its deployment of SAP, and interest expense relating to its long-term public debt and commercial paper program.
The financial information presented for the International Fabrication and Distribution segment includes its copper, aluminum, and stainless steel import operating division. This division has been classified as a discontinued operation in the consolidated financial statements. Net sales of this division have been removed in the eliminations/discontinued operations column in the table below to reconcile net sales by segment to net sales in the consolidated financial statements. See Note 5 for more detailed information.
The Company uses adjusted operating profit to measure segment performance. Intersegment sales are generally priced at prevailing market prices. Certain corporate administrative expenses are allocated to segments based upon the nature of the expense. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

The following is a summary of certain financial information by reportable segment (in thousands):

	Americas			International
		Fabrication			Fabrication		Eliminations/
		and			and		Discontinued
	Mills	Distribution	Recycling	Mills	Distribution	Corporate	Operations	Consolidated

2007
Net sales-unaffiliated customers	$1,144,869	$2,580,880	$1,550,014	$737,066	$2,727,502	$10,821	$(422,136)	$8,329,016

Intersegment sales	394,794	5,896	250,633	40,142	35,040	—	(726,505)	—

Net sales	1,539,663	2,586,776	1,800,647	777,208	2,762,542	10,821	(1,148,641)	8,329,016
Adjusted operating profit (loss)	259,368	100,032	113,037	112,379	73,709	(71,971)	(7,627)	578,927

Interest expense*	(15,685)	27,413	(6,021)	1,140	14,418	15,992	—	37,257

Capital expenditures	79,027	33,433	26,023	30,325	5,844	31,610	—	206,262
Depreciation and amortization	32,332	29,089	16,425	25,390	2,659	1,410	—	107,305

Goodwill	—	28,484	7,467	—	1,892	—	—	37,843

Total assets	533,794	1,053,594	337,869	332,084	698,232	517,090	—	3,472,663

2006
Net sales-unaffiliated customers	$1,143,509	$2,325,043	$1,259,264	$552,154	$2,271,329	$4,625	$(343,772)	$7,212,152

Intersegment sales	414,711	2,754	243,500	19,096	43,199	19,684	(742,944)	—

Net sales	1,558,220	2,327,797	1,502,764	571,250	2,314,528	24,309	(1,086,716)	7,212,152
Adjusted operating profit (loss)	267,746	110,076	124,879	53,093	55,377	(30,985)	7,068	587,254

Interest expense*	(7,262)	17,661	(3,364)	1,658	11,006	9,870	—	29,569

Capital expenditures	44,110	27,273	17,062	32,670	9,345	775	—	131,235
Depreciation and amortization	31,750	15,384	11,127	24,113	2,126	878	—	85,378

Goodwill	—	27,006	6,975	—	1,768	—	—	35,749

Total assets	471,604	963,105	325,780	313,678	614,536	210,165	—	2,898,868

2005
Net sales-unaffiliated customers	$988,586	$1,844,833	$846,418	$466,529	$2,441,488	$4,843	$(332,359)	$6,260,338

Intersegment sales	277,699	1,312	179,040	11,726	24,428	—	(494,205)	—

Net sales	1,266,285	1,846,145	1,025,458	478,255	2,465,916	4,843	(826,564)	6,260,338
Adjusted operating profit (loss)	226,818	115,320	87,007	(188)	77,016	(20,178)	(7,470)	478,325

Interest expense*	1,184	11,597	(2,301)	3,602	7,726	9,379	—	31,187

Capital expenditures	47,187	17,604	16,875	25,730	2,214	604	—	110,214
Depreciation and amortization	31,185	13,551	10,341	17,809	2,642	1,082	—	76,610

Goodwill	—	27,006	3,536	—	—	—	—	30,542

Total assets	443,644	717,518	171,508	276,219	623,433	100,600	—	2,332,922

*	Includes intercompany interest expense (income) in the segments.

The following table provides a reconciliation of consolidated adjusted operating profit to net earnings:

	Year ended August 31,
(in thousands)	2007	2006	2005

Net earnings	$355,431	$356,347	$285,781
Minority interests (benefit)	9,587	10,209	(744)
Income taxes	171,038	187,937	157,996
Interest expense	37,257	29,569	31,187
Discounts on sales of accounts receivable	5,614	3,192	4,105

Adjusted operating profit	$578,927	$587,254	$478,325
Adjusted operating profit (loss) from discontinued operations	(3,474)	(8,279)	3,437

Adjusted operating profit from continuing operations	$582,401	$595,533	$474,888

The following represents the Company’s external net sales by major product and geographic area:

	Year ended August 31,
(in thousands)	2007	2006	2005

Major product information:
Steel products	$5,148,273	$4,422,041	$4,246,056
Nonferrous scrap	977,992	840,870	427,652
Industrial materials	829,488	831,726	816,322
Nonferrous products	294,132	264,640	109,315
Ferrous scrap	554,417	406,113	387,963
Construction materials	415,080	390,294	192,168
Other	109,634	56,468	80,862

Net sales*	$8,329,016	$7,212,152	$6,260,338

Geographic area:
United States	$4,932,097	$4,485,816	$3,566,479
Europe	1,720,771	1,221,371	1,237,527
Asia	918,483	801,393	845,022
Australia/New Zealand	472,583	446,481	403,696
Other	285,082	257,091	207,614

Net sales*	$8,329,016	$7,212,152	$6,260,338

*	Excludes a division classified as discontinued operations. See Note 5.
The following represents long-lived assets by geographic area:

	Year ended August 31,
(in thousands)	2007	2006	2005

United States	$825,393	$586,068	$491,528
Europe	158,852	139,270	119,378
Australia	15,296	12,068	13,199
Other	14,270	16,670	7,900

Total long-lived assets	$1,013,811	$754,076	$632,005

NOTE 15. QUARTERLY FINANCIAL DATA (UNAUDITED)
Summarized quarterly financial data for fiscal 2007, 2006 and 2005 are as follows (in thousands except per share data):

	Three Months Ended 2007
	Nov. 30	Feb. 28	May 31	Aug. 31

Net sales*	$1,892,719	$1,908,314	$2,244,041	$2,283,942
Gross profit*	287,537	252,077	313,210	308,203
Net earnings	85,350	65,921	99,441	104,719
Basic EPS	0.73	0.56	0.84	0.88
Diluted EPS	0.71	0.54	0.82	0.86

	Three Months Ended 2006
	Nov. 30	Feb. 28	May 31	Aug. 31

Net sales*	$1,568,934	$1,559,749	$1,933,234	$2,150,235
Gross profit*	218,898	247,724	264,871	342,525
Net earnings	69,624	80,103	77,960	128,660
Basic EPS	0.60	0.68	0.65	1.08
Diluted EPS	0.57	0.65	0.62	1.04

	Three Months Ended 2005
	Nov. 30	Feb. 29	May 31	Aug. 31

Net sales*	$1,452,631	$1,516,807	$1,637,381	$1,653,519
Gross profit*	229,823	203,645	224,718	224,282
Net earnings	73,725	56,575	71,741	83,740
Basic EPS	0.63	0.48	0.60	0.72
Diluted EPS	0.61	0.45	0.57	0.69

*	Excludes the operations of a division classified as discontinued operations. See Note 5.

During the fourth quarter of 2005, the Company reached a formal settlement with its insurance carrier and recorded $11.6 million representing the final settlement of its insurance claims for property damage and business interruption relating to its prior year transformer failures at CMC Steel Texas and CMC South Carolina. All funds were received in September 2005.
Also, during the fourth quarter of 2005, the Company reduced its accrued discretionary incentive compensation accrual by $6.9 million following finalization and approval by its Board of Directors.
NOTE 16. RELATED PARTY TRANSACTIONS
One of the Company’s international subsidiaries purchases and sells steel with a key supplier/customer of which the Company owns an 11% interest. Net sales to this related party were $312 million, $247 million and $197 million for the years ended August 31, 2007, 2006 and 2005, respectively.  The total amounts of purchases from this supplier were $382 million, $286 million and $251 million for the years ended August 31, 2007, 2006 and 2005, respectively. Accounts receivable from the affiliated company were $12 million and $33 million at August 31, 2007 and 2006, respectively. Accounts payable to the affiliated company were $0.2 million and $21 million at August 31, 2007 and 2006, respectively.
NOTE 17. SUBSEQUENT EVENTS
On September 19, 2007, the Company acquired all of the outstanding shares of Valjaonica Cijevi Sisak (VCS) from the Croatian Privatization Fund and Croatian government. VCS’s name has been changed to CMC Sisak d.o.o. (CMC Sisak). CMC Sisak is an electric arc furnace based steel pipe manufacturer located in Sisak, Croatia with annual capacity estimated at about 300,000 metric tons. The acquisition will expand the Company’s production capability in tubular and other products in the key markets of Central and Eastern Europe.
On September 19, 2007, the Company also acquired the operating assets of Economy Steel, Inc. of Las Vegas, Nevada. The acquired assets will operate under the new name of CMC Economy Steel. This operation is a rebar fabricator, placer, construction-related products supplier and steel service center. The acquisition fits the Company’s initiative for growth and expansion into a new geographic market. The acquisition will also support the development and success of the Company’s future mill in Arizona.
The total purchase price of these acquisitions was approximately $67 million ($25 million cash and $42 million in notes payable and liabilities). The Company has also committed to spend not less than $38 million over five years in capital expenditures for CMC Sisak and increase working capital by approximately $39 million.